Exhibit 10.1

PURCHASE AGREEMENT

by and among

PINNACLE ENTERTAINMENT, INC.,

PLAYERS LC, LLC,

PLAYERS RIVERBOAT MANAGEMENT, LLC,

PLAYERS RIVERBOAT II, LLC,

HARRAH’S LAKE CHARLES, LLC,

HARRAH’S STAR PARTNERSHIP,

and

HARRAH’S OPERATING COMPANY, INC.,

dated as of

May 26, 2006

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		Page
Section 9.13	Amendment	55

Section 9.14	Extension; Waiver	55

Section 9.15	Time of the Essence	55

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EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Membership Interests Assignment
Exhibit C-1	HSP Seller One Partnership Interests Assignment
Exhibit C-2	HSP Seller Two Partnership Interests Assignment
Exhibit D	FIRPTA Affidavit

SCHEDULES

Schedule I	Assumed Contracts
Schedule II	Ownership of Interests
Schedule III	Non-Permitted Title Exceptions
Schedule 2.4.1.4	Resigning Directors and Officers
Schedule 4.4.3	Third Party Reports and Disclosure Materials
Schedule 5.8.1	Allocation of Purchase Price
Schedule 5.15.3	Form of Customer Lists

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 26, 2006, by and among Pinnacle Entertainment Inc., a Delaware corporation (“Buyer”), Players LC, LLC, a Nevada limited liability company (“HLC Seller”), Players Riverboat Management, LLC, a Nevada limited liability company (“HSP Seller One”), Players Riverboat II, LLC, a Louisiana limited liability company (“HSP Seller Two” and, together with HSP Seller One, the “HSP Sellers”) (HSP Sellers and HLC Seller being collectively referred to herein as the “Sellers” or “Selling Parties” and each individually a “Seller”), Harrah’s Lake Charles, LLC, a Louisiana limited liability company (“HLC”), Harrah’s Star Partnership, a Louisiana general partnership (“HSP” and, together with HLC, the “Companies,” and each individually a “Company”), and Harrah’s Operating Company, Inc., a Delaware corporation (“Harrah’s”). Capitalized terms used and not otherwise defined herein have the meanings given to them in Section 9.1.1.

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A. HLC Seller owns 100% of the issued and outstanding ownership and membership interests (“Membership Interests”) in HLC.

B. HSP Seller One owns a 1% partnership interest in HSP (the “HSP Seller One Interest”), HSP Seller Two owns a 99% partnership interest in HSP (the “HSP Seller Two Interest” and, together with the HSP Seller One Interest, the “Partnership Interests”; and, together with the Membership Interests, the “Interests”), and collectively, the Partnership Interests represent 100% of the issued and outstanding partnership interests in HSP.

C. Buyer acknowledges and agrees that the physical assets of the Companies, including the Company Real Property and the improvements thereto, the Riverboats, the Hotel and all of the personal property located thereon or therein (collectively, the “Property”), have been damaged or destroyed by Hurricane Rita or have been damaged since Hurricane Rita (and may be further damaged in order to conduct salvage operations and the removal of the Riverboat “Pride of Lake Charles”) and that it is the intention of the parties that the Property is being acquired by Buyer on an “As Is, Where Is” basis, except as provided in this Agreement. Furthermore, Buyer agrees that the casino businesses of the Companies are not currently operating and that the Companies and Selling Parties are not obligated to make such businesses operational and that the Hotel is or will be closed by HLC as provided in Section 5.1 (Closing of Hotel). Except as expressly provided otherwise in this Agreement, the parties are entering into this Agreement based upon this understanding, which is reflected in Section 4.4 as well as elsewhere herein.

D. Buyer and Sellers further acknowledge and agree that it is the intention of the parties that Buyer shall acquire the Interests, that Buyer expects that the Companies will own the Property, the Contracts listed on Schedule I hereto (the “Assumed Contracts”), Company Permits and the Assumed Liabilities, but Buyer expects that the Selling Parties and Harrah’s shall indemnify and hold Buyer harmless from and against the Retained Liabilities (in accordance with and subject to the provisions of Article VIII).

E. Concurrently herewith, two Affiliates of Buyer (the “Biloxi Sellers”) have entered into an Agreement for the Sale and Purchase of Real Estate, Assignment of Leases and Joint Escrow Instructions dated as of May 26, 2006 (the “Biloxi Sale Agreement”), with Grand Casinos of Mississippi, Inc. – Biloxi (the “Biloxi Buyer”), pursuant to which, among other things, the Biloxi Sellers have agreed to sell the Seller’s Real Property and the Casino Parking Shares (each as defined in the Biloxi Sale Agreement), and to assign the Biloxi Sellers’ interests in the Leases (as defined in the Biloxi Sale Agreement) to the Biloxi Buyer, and the Biloxi Buyer has agreed to purchase the Seller’s Real Property and the Casino Parking Shares, and to assume the Biloxi Sellers’ interests in the Leases, from the Biloxi Sellers upon the terms and subject to the conditions set forth in the Biloxi Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF INTERESTS

Section 1.1 Sale of Interests by Sellers. Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from such Seller, the Interests set forth next to such Seller’s name on Schedule II hereto, free and clear of any and all Encumbrances, for the consideration specified below in Article II.

Section 1.2 Closing. Unless this Agreement has been terminated pursuant to Section 7.1, upon the terms and subject to the conditions set forth in this Agreement, the purchase and sale of the Interests (the “Closing”) shall take place at 10:00 a.m., Pacific Time, not later than ten (10) Business Days after the satisfaction (or, to the extent permitted by applicable law and this Agreement, waiver) of the conditions set forth in Article VI (other than those conditions to be satisfied or waived at the Closing) but in no event later than October 15, 2006, at the offices of Harrah’s in Las Vegas, Nevada, or at such other time, date or place agreed to in writing by Buyer and Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE II

PURCHASE PRICE

Section 2.1 Purchase Price.

2.1.1 Purchase Price. Subject to the terms set forth herein, the aggregate purchase price for the Interests (the “Purchase Price”) shall be a cash amount equal to (a) Seventy Million Dollars ($70,000,000) in cash, plus or minus (b) the Purchase Price Adjustment Amount. The parties agree to allocate the Purchase Price (together with all applicable items) in accordance with Section 5.8.1.

2.1.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted by the following (without duplication) (the “Purchase Price Adjustment Amount”):

2.1.2.1 the Purchase Price shall be increased by the sum of:

(a) Prepaid Expenses. Unamortized prepaid expenses of the Companies under the Assumed Contracts as of the Closing Date;

(b) Taxes. Prepaid real and personal property Taxes and special assessments, if any, of the Companies related to the Property that are attributable to periods on and after the Closing Date;

(c) Rent. Prepayments of rent under the Lease Documents for the current month attributable to periods on and after the Closing Date; and

(d) Settlement and Management Agreements. Prepayment of annual installments or monthly payments payable under the City Settlement Agreement and the Parking Lot Management Agreement attributable to periods on or after the Closing Date.

2.1.2.2 the Purchase Price shall be decreased by the sum of:

(a) Utility Charges. Utility charges for telephone, gas, electricity, sewer, water and other services of the Companies for the current billing period prorated for the period up to, but not including, the Closing Date;

(b) Accrued Expenses. Accrued expenses under the Assumed Contracts that are attributable to the period up to, but not including, the Closing Date and that are to be paid by the Companies or Buyer on or after the Closing Date;

(c) Taxes. Unpaid real and personal property Taxes and special assessments, if any, of the Companies related to the Property that are attributable to periods up to, but not including, the Closing Date and that are to be paid by the Companies or Buyer on or after the Closing Date; and

(d) Settlement and Management Agreements. Unpaid annual installments or monthly payments payable under the City Settlement Agreement and the Parking Lot Management Agreement that are attributable to periods up to, but not including, the Closing Date and that are to be paid by the Companies or Buyer on or after the Closing Date; provided, however, that Buyer shall in all events receive a credit against the Purchase Price of One Million Dollars ($1,000,000.00).

Section 2.2 Deposit; Closing Payment.

2.2.1 Within three (3) Business Days of the execution of this Agreement, Buyer shall deliver Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Deposit”) to the Escrow Agent pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) executed and delivered by each of Buyer, Sellers and the Escrow Agent. All interest earned on the Deposit prior to the Closing or the termination of this

Agreement shall accrue to the benefit of Buyer. Upon the Closing, the Deposit (together with any interest earned thereon) shall be credited against the Purchase Price and the Deposit (together with any interest earned thereon) shall be paid to the Sellers in accordance with the Allocation, and shall be promptly released by the Escrow Agent to Sellers pursuant to this Section 2.2.1 and the terms of the Escrow Agreement. Upon a termination of this Agreement (other than pursuant to the Closing), the Deposit (together with any interest earned thereon) shall be disbursed in accordance with Section 7.2.4.

2.2.2 Not later than five (5) Business Days prior to the Closing Date, Sellers shall provide to Buyer a statement (the “Preliminary Closing Schedule”) setting forth Sellers’ estimate of the Purchase Price Adjustment Amount and accompanied by such information set forth in reasonable detail as is sufficient to reflect how Sellers made such determinations and calculations.

2.2.3 Disputes. If Buyer shall disagree with any calculations set forth in the Preliminary Closing Schedule or any element of Seller’s estimate of the Purchase Price Adjustment Amount, it shall notify Seller of such disagreement in writing within two (2) Business Days after its receipt of the Preliminary Closing Schedule which notice shall set forth in reasonable detail the particulars of such disagreement and Buyer’s estimate of the Purchase Price Adjustment Amount. In the event that Buyer provides no such notice of disagreement within such two (2) Business Day period, Seller’s estimate of the Purchase Price Adjustment Amount shall be deemed the “Estimated Purchase Price Adjustment” for all purposes of this Article II. If, however, Buyer provides a timely notice of disagreement to Sellers, Buyer and Sellers shall use their commercially reasonable efforts for a period of two (2) Business Days to resolve any disagreements with respect to the Preliminary Closing Schedule and the calculation of the estimated Purchase Price Adjustment Amount. If, at the end of such period, Buyer and Sellers are unable to resolve such disagreements, (i) Buyer’s estimate of the Purchase Price Adjustment Amount shall be deemed the “Estimated Purchase Price Adjustment” for purposes of the Closing, and (ii) Buyer shall promptly deposit the difference between Seller’s estimate of the Purchase Price Adjustment and the Estimated Purchase Price Adjustment into an interest-bearing escrow account (“Escrow Account”) with the Escrow Agent, to be disbursed to Buyer or Sellers following the Closing in accordance with Section 2.3.3.

2.2.4 The “Closing Payment” shall be a cash amount equal to (i) Seventy Million Dollars ($70,000,000), minus (ii) the Deposit, plus interest thereon, plus or minus (iii) the Estimated Purchase Price Adjustment amount.

2.2.5 Purchase Price Allocation. The Purchase Price (together with all applicable items) shall be allocated as set forth in Schedule 5.8.1, attached hereto.

Section 2.3 Post-Closing Reconciliation.

2.3.1 Within forty-five (45) days after the Closing Date, Buyer will prepare and deliver to Sellers a statement (the “Final Closing Schedule”) setting forth Buyer’s determination of the Purchase Price Adjustment Amount, which Final Closing Schedule shall be accompanied by such information set forth in reasonable detail as is sufficient to reflect how Buyer made such determinations and calculations.

2.3.2 Disputes. If Sellers shall disagree with any calculation set forth in the Final Closing Schedule or any element of the Purchase Price Adjustment Amount relevant thereto including the Estimated Purchase Price Adjustment, it shall notify Buyer of such disagreement in writing within thirty (30) days after its receipt of the Final Closing Schedule which notice shall set forth in reasonable detail the particulars of such disagreement. In the event that Sellers provide no such notice of disagreement within such thirty (30) day period, Sellers shall be deemed to have accepted the Final Closing Schedule and the calculation of the Purchase Price Adjustment Amount delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Sellers, Buyer and Sellers shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Final Closing Schedule and the calculation of the Purchase Price Adjustment Amount. If, at the end of such period, they are unable to resolve such disagreements, Buyer and Sellers jointly shall select an independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to Buyer or the Sellers or any of their respective Affiliates) to resolve any remaining disagreements. If Buyer and Sellers are unable to jointly select such independent auditor within ten (10) calendar days after such thirty (30) day period, each party shall select an independent auditor of recognized national standing and each such selected independent auditor shall select a third independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to Buyer or the Sellers or any of their respective Affiliates) (such selected independent auditor whether pursuant to this or the preceding sentence, the “Auditor”). In connection with the resolution of any remaining disagreements submitted to the Auditor, the Auditor shall have access to all documents, records, workpapers, facilities and personnel reasonably necessary to perform its function as the Auditor shall determine. Buyer and the Sellers shall use their commercially reasonable efforts to cause the Auditor to make its determination to what extent (if any) the Purchase Price Adjustment Amount determination requires adjustment within thirty (30) calendar days of its selection. The determination by the Auditor of the Final Closing Schedule shall be final, binding and conclusive on the parties. The fees and expenses of the Auditor shall be borne by Buyer and Sellers equally. The date on which the Final Closing Schedule is finally determined in accordance with this Section 2.3.2 is referred to as the “Determination Date.”

2.3.3 Payment. Within five (5) Business Days after the Determination Date:

2.3.3.1 if the Purchase Price Adjustment Amount is greater than the Estimated Purchase Price Adjustment Amount, then Buyer shall pay the difference (the “Additional Payment”) to Sellers by one or both of the following, in Buyer’s sole and absolute discretion: (A) by written instructions to the Escrow Agent to disburse all or a portion of the funds in the Escrow Account to Sellers, and (B) by wire transfer of immediately available funds to an account designated in writing by Sellers; provided, that Buyer and Sellers hereby acknowledge and agree that following payment in full by Buyer of the Additional Payment, any remaining amounts in the Escrow Account shall be promptly returned to Buyer; and

2.3.3.2 if the Purchase Price Adjustment Amount is less than the Estimated Purchase Price Adjustment Amount, then Sellers shall pay to Buyer the difference by wire transfer of immediately available funds to an account designated in writing by Buyer, and all funds in the Escrow Account shall be promptly returned to Buyer.

Section 2.4 Closing Deliveries.

2.4.1 Sellers will deliver or cause to be delivered to Buyer on the Closing Date:

2.4.1.1 a Bill of Sale and Assignment of Interests conveying the Membership Interests to Buyer substantially in the form attached hereto as Exhibit B (the “Membership Interests Assignment”), duly executed by HLC Seller;

2.4.1.2 a Bill of Sale and Assignment of Interests conveying the HSP Seller One Interest to Buyer or an Affiliate of Buyer substantially in the form attached hereto as Exhibit C-1 (the “HSP Seller One Partnership Interests Assignment”), duly executed by HSP Seller One;

2.4.1.3 a Bill of Sale and Assignment of Interests conveying the HSP Seller Two Interest to Buyer or an Affiliate of Buyer substantially in the form attached hereto as Exhibit C-2 (the “HSP Seller Two Partnership Interests Assignment”), duly executed by HSP Seller Two;

2.4.1.4 the resignations of the directors, officers and managers of the Companies effective as of the Closing Date, as applicable, of the persons named on Schedule 2.4.1.4;

2.4.1.5 the certificate required by Section 6.3.1;

2.4.1.6 affidavits executed by Harrah’s and any required Affiliates of Harrah’s that satisfy the requirements of Section 1445 of the Code in the form attached as Exhibit D (“FIRPTA Affidavit”);

2.4.1.7 the Letter Agreement required under Section 5.14; and

2.4.1.8 Sellers will deliver to the title company a reasonable and customary owner’s affidavit that is sufficient to remove the standard printed title exceptions.

2.4.2 Buyer will deliver to Sellers on the Closing Date:

2.4.2.1 the Closing Payment by wire transfer of immediately available funds to an account (or accounts) designated by the Sellers pursuant to written instructions delivered to Buyer at least three (3) Business Days prior to the Closing;

2.4.2.2 the Letter Agreement required under Section 5.14.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Selling Parties represent and warrant to Buyer that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure letter delivered by the Sellers to Buyer on the date of this Agreement (the “Disclosure Letter”). For the avoidance of doubt, any reference to an exception to a representation or warranty contained anywhere in any Section or subsection of this Article III shall be construed to apply to each and every sentence and phrase contained in such Section or subsection to the extent the relevance to such other sentences and phrases is reasonably apparent from the text of the disclosure in the Disclosure Letter.

Section 3.1 Organization of Sellers; Authority. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of their respective state of formation. Each Seller has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement. This Agreement and each ancillary agreement to which such Seller is a party have been duly executed and delivered by such Seller and, assuming such agreements constitute the valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium or other similar Laws affecting creditor’s rights and remedies generally.

Section 3.2 Organization of the Companies. HLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties to carry on its business as now being conducted. HSP is a general partnership duly organized, validly existing and in good standing under the Laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties to carry on its business as now being conducted. Except as set forth on Section 3.2 of the Disclosure Letter, each Company is duly qualified or licensed to do business, and is in good standing, under the Laws of the State of Louisiana. Sellers have delivered to Buyer a true and correct copy of the partnership agreement, articles of organization, limited liability company agreement or other governing documents of each of the Companies (collectively, the “Organizational Documents”), in each case as amended to the date of this Agreement. Neither Company is in violation of its Organizational Documents. True, correct and complete copies of all minute books or other corresponding records of organizational actions of each of the Companies have been made available to Buyer. None of the Organizational Documents of the Companies contain any provision that would limit or otherwise restrict the ability of Buyer, following the Closing, from owning or operating the Companies. Neither Company, directly or indirectly, owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, limited liability company, joint venture or other business association or entity.

Section 3.3 Capitalization of Companies; Ownership of Interests.

3.3.1 The Membership Interests represent all of the issued and outstanding Equity Interests of HLC, all of which are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights created by applicable Laws, HLC’s Organizational Documents or any Contract and the issuance thereof was in compliance with all applicable Laws. The Partnership Interests represent all of the issued and outstanding Equity Interests of HSP, all of which are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights created by applicable Laws, HSP’s Organizational Documents or any Contract and the issuance thereof was in compliance with all applicable Laws. There are no outstanding or authorized profit participation or any other contractual rights the value of which is derived from the financial performance of the Company or the value of Equity Interests of the respective Companies. There is no liability for, or obligation with respect to, any dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to any Interests. There are no obligations, contingent or otherwise, of either of the Companies to repurchase, redeem or otherwise acquire any of the Interests or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity other than guarantees of bank obligations or indebtedness for borrowed money entered into in the ordinary course of business.

3.3.2 There are no (i) options, warrants or other rights, agreements, arrangements or commitments to which either of the Companies is a party, or by which either of the Companies is bound, relating to the issued or unissued Equity Interests of either of the Companies, (ii) securities convertible into or exchangeable for Equity Interests of either of the Companies, (iii) obligations of either of the Companies to issue or sell any Equity Interests, or securities convertible into or exchangeable for Equity Interests in, either of the Companies or (iv) bonds, debentures, notes or other indebtedness of either of the Companies having voting rights (or convertible into securities having such rights) issued and outstanding. There are no voting trusts, proxies or other voting agreements or understandings to which either of the Companies is a party or by which either of them are bound with respect to the issued or unissued Equity Interests of the Companies.

3.3.3 Schedule II sets forth all owners of Interests in each of the Companies and the number of Interests owned by each Seller. The Sellers own all of the issued and outstanding Interests. None of the Interests were certificated and no evidences of ownership were ever issued by the Companies for the Interests. No Seller is a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) obligating such Seller to sell, transfer, pledge or otherwise dispose of any Interests of either Company. No Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Interests of either Company. Upon the Closing, Buyer shall own all of the Interests of the Companies free and clear of all security interests, Liens and Encumbrances.

Section 3.4 No Conflict.

3.4.1 Other than as disclosed in Section 3.4.1 of the Disclosure Letter, the execution and delivery of this Agreement by Sellers and the Companies does not, and the consummation by Sellers of the sale of the Interests to Buyer contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization, limited liability agreement, partnership agreement or other organizational documents of Sellers or the Organizational Documents, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, trust agreement, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which a Seller is a party or by which such Seller or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.4.2, conflict with or violate in any material respect any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to a Seller or Company or any of their respective properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not materially impair or delay the Closing.

3.4.2 To Sellers’ knowledge, no consent, approval, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental entity or instrumentality (“Governmental Entity”) is required by or with respect to a Seller or Company in connection with the execution and delivery of this Agreement or any ancillary agreement by Sellers or the Companies identified in Section 3.4.2 of the Disclosure Letter or the consummation by Sellers or the Companies of the transactions contemplated hereby and thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (ii) the LGCB Approval, registrations, and (iii) other than required by the provisions of subparagraph (ii) above and the HLC Berth Approval, such consents, approvals, orders, authorizations, certifications, permits, registrations, declarations and filings pertaining to the relocation and condition of the Riverboats or certification of vessel financial responsibility, provided, however, that the covenants, approvals, orders, authorizations and other actions set forth in this subparagraph (iii) shall not be a condition to Closing hereunder and shall be the responsibilities of Buyer to obtain.

Section 3.5 Taxes. Except as set forth in Section 3.5 of the Disclosure Letter:

3.5.1 HLC has been properly classified as an entity disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) at all times since January 1, 2003 and is not a successor to any other person or entity. HLC’s owner for such purposes has been Harrah’s, and for such Federal and applicable Louisiana Tax purposes HLC’s activities have been treated in the same manner as a division of Harrah’s and HLC’s assets and liabilities have been treated as assets and liabilities of Harrah’s, at all times since January 1, 2003. Prior to January 1, 2003, HLC was properly classified as an association taxable as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b)(2) at all times since its inception and was not a successor to any other person or entity. HSP has been properly classified as an entity disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) at all times since January 1, 2003 and is not a successor to any other person or entity. HSP’s owner for such purposes has been Harrah’s, and for such Federal and applicable Louisiana Tax purposes HSP’s activities have been treated in the same manner as a division of Harrah’s and HSP’s assets and liabilities have been treated as assets and liabilities of Harrah’s, at all times since January 1, 2003. Prior to January 1, 2003, HSP was properly classified as a “partnership” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(i) at all times since its inception and was not a successor to any other person or entity.

3.5.2 All Tax Returns required to be filed with respect to (including without limitation with respect to the income, business, or activities of) the Companies, either separately or as part of a consolidated, combined or unitary group, have been timely filed with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects. None of the Companies or their Affiliates is currently the beneficiary of any extension of time to file any such Tax Return. All Taxes that have become due with respect to (including without limitation with respect to the income, business, or activities of) the Companies have been timely paid (whether or not shown on a Tax Return). The Companies have delivered (or as soon as practicable following the date of this Agreement will deliver) to Buyer true, correct and complete copies of all Tax Returns of the Companies relating to any open Tax Periods of the Companies.

3.5.3 The Companies have timely paid all Taxes (whether or not shown on a Tax Return) that have become due. Each of the Companies is in compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Laws. All Taxes that the Companies are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. The Companies have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Companies would have been obligated to collect or withhold Taxes.

3.5.4 There are currently no deficiencies for Taxes that have been claimed, proposed or assessed against any of the Companies (or against Harrah’s or any of its Affiliates with respect to the income, business, or activities of the Companies), nor are there any ongoing, pending or threatened claims, audits, investigations, examinations, or subpoenas or requests for information relating to any Liability in respect of Taxes of any Company (or of Harrah’s or any of its Affiliates with respect to the income, business, or activities of any Company), nor are there any matters under discussion with any Governmental Entity with respect to Taxes of any Company (or of Harrah’s or any of its Affiliates with respect to the income, business, or activities of any Company). No power of attorney has been executed by or on behalf of the Companies with respect to any matters relating to Taxes that is currently in force, and no extension or waiver of a statute of limitations relating to Taxes is in effect with respect to (including without limitation with respect to the income, business, or activities of) the Companies. No claim has ever been made by any Governmental Entity in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation in that jurisdiction.

3.5.5 Neither of the Companies has requested or received any ruling from any Governmental Entity, or signed any binding agreement with any Governmental Entity, that would increase the Tax liability of either of the Companies for any Post-Closing Tax Period. Neither of the Companies will be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain that would otherwise have been required to be recognized under the accrual method of accounting in a Pre-Closing Tax Period as a result of any of the Companies making a change in method of accounting or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period as a result of the accounting method used in a Pre-Closing Tax Period.

3.5.6 There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of the Companies.

3.5.7 Notwithstanding the inclusion of the taxable income of the Companies in the consolidated federal income tax return of Harrah’s Entertainment, Inc. and/or the state income tax returns of Harrah’s Entertainment, Inc., neither of the Companies has been a member of any affiliated group of corporations which has filed a combined, consolidated or unitary income Tax Return for federal, state, local or foreign Tax purposes (except that (i) from its inception until its acquisition by Harrah’s and Harrah’s Affiliates, HLC was a member of such an affiliated group the common parent of which was Players International, Inc. and (ii) from such acquisition until December 31, 2002, HLC was a member of such an affiliated group the common parent of which was Harrah’s Entertainment, Inc.). Notwithstanding anything to the contrary expressed or implied in this Agreement, neither of the Companies is liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract, or otherwise.

3.5.8 There are no Tax sharing, indemnity, allocation or similar agreements in effect as between either of the Companies (or any predecessors thereof), on the one hand, and any other Person, on the other hand. Neither of the Companies has any contractual obligations to indemnify any other Person with respect to Taxes.

3.5.9 Neither of the Companies is subject to liability for the Taxes of any Person (other than itself).

3.5.10 Harrah’s is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 3.6 Real Property.

3.6.1 Section 3.6.1 of the Disclosure Letter sets forth (i) a correct and complete list of all real property owned by the Companies, or either of them (each such property, a

“Company Owned Property”) and (ii) a correct and complete list of all real property leased or occupied pursuant to written occupancy agreements by the Companies, or either of them, as tenant, lessee, sub-lessee, licensee, manager, or otherwise (each such leased property, a “Company Leased Property”). Company Owned Property and Company Leased Property are referred to herein collectively as the “Company Real Property” and shall include any buildings, structures and improvements currently located thereon.

3.6.2 Correct and complete copies of the leases and other binding documents between the Companies or either of them and the lessors in the Companies’ possession under which the Company Leased Property is occupied (the “Lease Documents”) by the Companies, or either of them, have been provided to Buyer and are listed on Section 3.6.2 of the Disclosure Letter.

3.6.3 To Sellers’ knowledge and except as set forth in Section 3.6.3 of the Disclosure Letter, the Lease Documents are unmodified and in full force and effect, there are no other agreements, written or oral, between the Companies, or either of them, and any third parties, claiming any interest in the Company Leased Property or otherwise relating to the use and occupancy of the Company Leased Property, and neither Company is in material default under the Lease Documents.

3.6.4 To Sellers’ knowledge as of the date of this Agreement, there are no material commitments to, or material agreements with, any Governmental Entity or agency (federal, state or local) affecting the use or ownership of the Company Real Property which are not described in the Disclosure Letter or herein other than zoning, land use, certificates of occupancy, business licenses/permits and other customary development and use agreements governing the Property.

Section 3.7 Assumed Contracts. To the Sellers’ knowledge, except as set forth in Section 3.7 of the Disclosure Letter, the Companies have delivered or made available to Buyer full copies of all written Assumed Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Assumed Contracts or written Assumed Contracts that Sellers do not have copies of, and there is no material current breach or violation of or default by either of the Companies under any of the Assumed Contracts, which has not been waived. To the extent that Sellers or Buyer discover, after execution of this Agreement, an additional pre-existing Contract that is not listed as an Assumed Contract and that i) does not involve payments by the Companies, or either of them, in excess of $20,000 (considered in the aggregate with all other such Contracts) and does not contain a term extending 90 days beyond the Closing Date, and ii) which cannot be or which Buyer does not want to be cancelled, as provided herein, and which relates to the Property or its maintenance or operation, such Contract shall be added to the Assumed Contracts for all purposes herein.

Section 3.8 Environmental Matters. To Seller’s knowledge, neither of the Companies (a) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, unless the obligations of such consent decree, order, judgment or judicial order have been performed or extinguished and, to the knowledge of the Sellers, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (b) has received written notice from any third party of any pending or threatened claim by such third party against either of the Companies for any Liability under any Environmental Law (or otherwise relating to any Hazardous Substance) arising under any indemnity or other agreement.

Section 3.9 Compliance with Gaming Laws.

3.9.1 Except as set forth in Section 3.9.1 of the Sellers’ Disclosure Letter, during the period that the Companies were owned by Sellers or their Affiliates prior to Hurricane Rita, the Companies and each of their respective directors, officers and Persons performing management functions similar to officers held all material permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals under the Company Gaming Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916 and Certificates of Inspection issued by the U.S. Coast Guard, necessary to conduct the gaming business and operations of each of the Companies under the Companies Gaming Licenses in the manner conducted by the Companies prior to Hurricane Rita (each, a “Company Permit” and collectively, the “Company Permits”). Each of the Companies and their respective directors, officers and Persons performing management functions similar to officers were, during the period that the Companies were owned by Sellers or their Affiliates prior to Hurricane Rita, in compliance with the terms of the Company Permits in all material respects. Except as disclosed in Section 3.9.1 of the Disclosure Letter, during the period that the Companies were owned by Sellers or their Affiliates prior to Hurricane Rita, the respective gaming businesses of each of the Companies were not conducted in material violation of the Company Gaming Laws nor had either of the Companies received any written notice of any investigation or review by any Governmental Entity with respect to either of the Companies Gaming Licenses.

3.9.2 To Sellers’ knowledge, during the period that the Companies were owned by sellers or their Affiliates, no event occurred prior to Hurricane Rita which could reasonably be likely to result in the revocation, non-renewal, modification, suspension, limitation or termination of any of the Company Gaming Licenses that currently are in effect.

3.9.3 Except as disclosed in Section 3.9.3 of the Disclosure Letter, neither of the Companies nor any of their respective directors, officers, key employees or persons performing management functions similar to officers has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years asserting or indicating a violation of any the Company Gaming Laws which resulted in fines or penalties. Except as disclosed in Section 3.9.3 of the Disclosure Letter, since the Companies have been owned by the Sellers or their Affiliates, neither of the Companies has suffered a suspension or revocation of any Company Permit held under the Company Gaming Laws.

Section 3.10 Brokers. None of the Selling Parties or any of their respective officers, directors, employees or Affiliates have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct.

Section 4.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and as proposed to be conducted prior to the Closing. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or delay the Closing.

Section 4.2 Authority; No Conflict.

4.2.1 Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of the Company, and no stockholder votes are necessary, to authorize this Agreement and any ancillary agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium or other similar Laws affecting creditor’s rights and remedies generally.

4.2.2 The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.2.3, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not materially impair or delay the Closing.

4.2.3 To Buyer’s knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the ancillary agreement by Buyer or the consummation by Buyer or its Subsidiaries of the transactions to which it is or they are a party that are contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the LGCB Approval, and (iii) other than required by the provisions of subparagraph (ii) above and the HLC Berth Approval, such consents, approvals, orders, authorizations, certifications, permits, registrations, declarations and filings pertaining to the relocation and condition of the Riverboats or certification of vessel financial responsibility, provided, however, that the consents, approvals, orders, authorizations and other actions set forth in this subparagraph (iii) shall not be a condition to Closing hereunder and shall be the responsibility of Buyer to obtain.

Section 4.3 Brokers. None of Buyer, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.4 Release and Condition of the Property.

4.4.1 Sole Reliance. Buyer is relying solely upon its own inspection, investigation and analyses of the Property in purchasing the Interests and is not relying in any way upon the representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by the Companies, the Selling Parties, Harrah’s or their Representatives, whether oral or written, express or implied, of any nature whatsoever regarding the physical condition of the Property, except that Buyer is relying upon the express representations, warranties, covenants, indemnities and other obligations of Selling Parties and Harrah’s expressly set forth in this Agreement, including, without limitation, those set forth in Articles III, V and VIII.

4.4.2 As-Is, Where-Is.

4.4.2.1 BUYER ACKNOWLEDGES AND AGREES WITH THE SELLERS THAT AS A RESULT OF BUYER’S ACQUISITION OF THE INTERESTS, BUYER SHALL INDIRECTLY ACQUIRE ALL OF THE COMPANIES’ RIGHT, TITLE AND INTEREST IN AND TO THE PROPERTY, AND SUCH PROPERTY IS BEING ACQUIRED IN AN “AS-IS,” “WHERE-IS” CONDITION “WITH ALL FAULTS” RELATING TO THE PHYSICAL CONDITION OF THE PROPERTY AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO THE PHYSICAL CONDITION OF THE PROPERTY, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF THE COMPANIES OR THE SELLING PARTIES, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ARTICLES III, V AND VIII.

4.4.2.2 Buyer acknowledges that the condition of the Property for purposes of Section 4.4 includes the following: (A) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (B) the quality, nature, adequacy or physical condition of soils, sub-surface support or ground water at the Property; (C) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property, or access thereto; (D) the qualification or feasibility of the Company Real Property as a gaming site; (E) the zoning classification, use or other legal status of the Property; (F) the Property’s compliance with any applicable building codes and setback requirements; or (G) the quality of any labor or materials relating in any way to the Property.

4.4.2.3 BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO ARTICLES III, V AND VIII OF THIS AGREEMENT, THE SELLING PARTIES HAVE NOT, DO NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OPERABILITY OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY OR MARKETABILITY OF THE PROPERTY. TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT, BUYER EXPRESSLY WAIVES I) THE WARRANTY AGAINST EVICTION OR OF FITNESS FOR A PARTICULAR PURPOSE AND THE WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2475 AND 2500 AND II) ANY RIGHTS IT MAY HAVE IN REDHIBITION OR TO A REDUCTION OF PURCHASE PRICE PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE, WITH RESPECT TO FITNESS FOR A PARTICULAR PURPOSE. BY ITS SIGNATURE, BUYER EXPRESSLY ACKNOWLEDGES ALL SUCH WAIVERS AND ITS EXERCISE OF BUYER’S RIGHT TO WAIVE WARRANTY PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2503 AND 2548. BUYER AGREES THAT BUYER HAS CONDUCTED ITS OWN EVALUATION AND INSPECTION AND HAS MADE ITS OWN DETERMINATION AS TO ANY CONDITION OF THE PROPERTY, ANY DEFECTS THEREIN, AND THE SUITABILITY OF THE PROPERTY FOR BUYER’S INTENDED USE(S).

4.4.2.4 BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ARTICLES III, V AND VIII, THE COMPANIES AND SELLING PARTIES HAVE NOT, DO NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE, MATERIAL OR SUBSTANCE. Without limiting the foregoing and except as set forth in this Agreement, including, but not limited to Articles III, V and VIII, the Companies and the Selling

Parties do not make and have not made and specifically disclaim any representation or warranty regarding the presence or absence of any Hazardous Materials, at, on, under or about the Property or the compliance or non-compliance of the Property with the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, the Clean Air Act, any Federal, State or local so-called “Superfund” or “Superlien Statute,” or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous substances (collectively the “Hazardous Substance Laws”).

4.4.2.5 Buyer further acknowledges that the Property was substantially damaged by Hurricane Rita, which occurred on and about September 23, 2005, and that there has or may have been significant structural damage to the remaining improvements to the Company Real Property and to the Riverboats. Except as otherwise provided in this Agreement, Buyer agrees that the Selling Parties have no responsibility for any repair or rehabilitation to the Property to remedy structural or other damage caused to the Property by Hurricane Rita and the Property’s continued exposure to the elements. Buyer acknowledges and agrees that the Property is subject to substantial risk of loss from similar conditions that may occur in the future.

4.4.2.6 Buyer acknowledges and agrees that (i) the Companies are not or will not be, at Closing, carrying on any active business, (ii) neither Company has or shall have, at Closing, any employees, and (iii) the Riverboats, the barges and the contents thereof were damaged during Hurricane Rita. Buyer further acknowledges that all gaming equipment and other personal property owned or used by the Companies on either of the Riverboats prior to Hurricane Rita has been or will be removed from the vessels prior to Closing and will not be part of the Property of the Company at the time of Closing.

4.4.3 Third-Party Reports and Disclosure Materials. Buyer acknowledges and agrees that, solely as an accommodation to Buyer, the Sellers have or will deliver to Buyer copies of the reports and studies listed on Schedule 4.4.3 (collectively “Third-Party Reports”) and the Disclosure Materials. Sellers makes no representation or warranty, express or implied, with respect to the accuracy or completeness of any of the Third Party Reports or the Disclosure Materials and have no responsibility whatsoever for the contents thereof, and Buyer agrees that it will have sole responsibility for independently verifying the accuracy of the Third-Party Reports and Disclosure Materials, irrespective of whether, in either case, that the Third-Party Reports or the Disclosure Materials are included in the Disclosure Letter or in the Schedules or Exhibits to this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Shutdown of Operations; Closing of Hotel. The parties acknowledge and agree that certain of the Companies’ assets have been destroyed or greatly damaged by Hurricane Rita, that the gaming operations conducted on the Riverboats has ceased, and that the Companies intend to shutdown their businesses (including the Hotel) prior to Closing. In furtherance thereof, HLC shall, prior to Closing, close the Hotel, terminate the employees involved in its operation, cancel all contracts (other than Assumed Contracts) and pay all liabilities associated with its operation and the closing thereof (the “Hotel Closing”). After the Hotel Closing, HLC shall maintain the Hotel in the same physical condition as existed prior to the Hotel Closing (normal wear and tear excepted), including but not limited to security, weather protection, air conditioning and such other maintenance levels as HLC and Buyer may reasonably agree are necessary and appropriate. Subject to the foregoing, each of the Companies shall continue to pay its debts and Taxes when due and pay or perform its other material obligations when due (and Harrah’s shall continue to pay or cause its Affiliates to pay any other Taxes when due with respect to the income, business, or activities of the Companies).

5.1.1 Except for perishable goods and open containers (which shall be sold and/or discarded), the personal property owned by Companies and used in the Hotel’s operation as of the date of the Hotel Closing shall be packed, stored and preserved for delivery to Buyer (other than items which bear the Harrah’s logo or name) at Closing in the quantities that existed on such date.

5.1.2 The following provisions shall apply to the return or storage of all guests’ safe deposit boxes and guests’ baggage located at the Hotel at the time of the Hotel Closing:

5.1.2.1 Guests’ Safe Deposit Boxes. Sellers shall comply with all laws related to personal property in safe deposit boxes located at the Hotel.

5.1.2.2 Guests’ Baggage. Sellers shall comply with all laws related to (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of HLC at the Hotel; (ii) all luggage or other property of guests retained by HLC as security for unpaid accounts receivable; and (iii) the contents of the baggage storage room.

5.1.3 All cash, receivables and other revenues derived from the Hotel’s operation on hand as of the Hotel Closing as well as other assets not included in the definition of Property, Gaming Licenses or Assumed Contracts may be sold and the proceeds used to liquidate liabilities related to the Hotel and other Liabilities of the Companies, including but not limited to employee severance and claims, contract termination payments, refunds of advance bookings, operating expenses and trade payables, and maintenance and repair of the Hotel pending Closing.

Section 5.2 Certain Pre-Closing Covenants. Subject to Section 5.1 and except as otherwise expressly contemplated by this Agreement or disclosed in Section 5.2 of the Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), each Company shall not, and Sellers shall cause each Company (and in the case of Section 5.2.7, shall also cause each applicable Affiliate with respect to the income, business, and activities of each Company) not to:

5.2.1 amend or otherwise change its Organizational Documents;

5.2.2 issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any Equity Interests in, such Company of any class, or securities convertible, exchangeable or exercisable for any Equity Interests, or any options, appreciation rights, performance units or other rights of any kind to acquire any Equity Interests or such convertible or exchangeable securities of such Company;

5.2.3 (A) declare, set aside, make or pay any dividend, distribution, (whether payable in cash, securities or property or any combination thereof), contribution, loan or any other payment in respect of any Equity Interests or (B) enter into any agreement with respect to the voting of its Equity Interests;

5.2.4 split, combine, subdivide or reclassify, or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for any Interests;

5.2.5 (A) hire or retain any employees or enter into any employment agreement, that will not be terminated at or before Closing (B) increase or establish any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option, equity purchase or other employee benefit plan, or make or pay any other increase in the compensation payable or to become payable to any employees of either of the Companies, or (C) enter into any collective bargaining agreement or any successor collective bargaining agreement, neutrality agreement, or any other agreement with a union or union representative;

5.2.6 (A) Except as provided in Section 5.13, sell, pledge, transfer, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, lease, transfer, disposition, grant or Encumbrance of any of the Property (including without limitation Intellectual Property rights) of such Company, (B) acquire any corporation, partnership, other business organization or any division thereof, or a substantial portion of the assets thereof (including, without limitation, by merger, consolidation, lease or acquisition of stock or assets), (C) incur or assume any Indebtedness, except as will be repaid in full prior to or at the Closing by such Company, (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (E) make or authorize any loans, advances or capital contributions to, or investments in, any other Person;

5.2.7 (A) make or rescind any material election relating to Taxes, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes that would impose any post-Closing obligations or responsibilities on the Buyer, its Affiliates, or the Companies, or (C) except as may be required by applicable Law, make any change to any of its material methods of reporting income or deductions for Income Tax purposes from those employed in the preparation of its Income Tax Returns for the taxable year ending December 31, 2004;

5.2.8 other than as otherwise permitted in this Section 5.2, cancel, terminate or adversely modify or amend any of the Assumed Contracts or waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration unless Buyer is indemnified pursuant to Section 8.2.1.3;

5.2.9 take, or agree to commit to take, any action that would make any representation or warranty of such Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing so as to cause the conditions to Buyer to consummate the transactions contemplated herein not to be satisfied;

5.2.10 remove or dispose of any personal property or fixtures located in the Hotel; or

5.2.11 enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Section 5.3 Cooperation; Notice; Cure. Subject to compliance with applicable Laws (including, without limitation, antitrust Laws and the Gaming Laws), from the date hereof until the Closing, the Companies shall confer, on a regular and frequent basis as reasonably requested, with Buyer and one or more Representatives of Buyer to report on the general status of the Companies’ ongoing activities. Each of Buyer, the Companies and the Sellers shall promptly notify the other in writing of, and will use all commercially reasonable efforts to disclose to each other and to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or may reasonably be expected to cause any of its respective covenants or agreements under this Agreement to be breached in any material respect or that renders or may reasonably be expected to render untrue any of its respective representations or warranties contained in this Agreement.

Section 5.4 Access to Information.

5.4.1 Upon reasonable notice, the Selling Parties shall (and shall cause their respective Representatives to) (A) provide Buyer’s Representatives reasonable access, during normal business hours, to all of its personnel (subject to the last sentence of this Section 5.4.1), properties, books, contracts, commitments and records and (B) furnish promptly to Buyer’s Representatives all other information concerning its business, properties and personnel as Buyer may reasonably request. Notwithstanding the foregoing, neither of the Companies shall be required to provide access to or to disclose any information (x) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of the Companies or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (y) to the extent that outside counsel to the Companies advises that that such access or disclosure should not be disclosed in order to ensure compliance with any Gaming Law or other applicable Law. No information or knowledge obtained by Buyer or its Representatives in any investigation pursuant to this Agreement, shall affect or be deemed to modify or supplement any representation, warranty or covenant by Sellers contained in this Agreement. Buyer shall have reasonable access to pre-agreed individuals with knowledge of the operations and assets of the Companies, so long as Buyer shall have provided prior notice to HLC and an opportunity to participate in any communication or meeting with such executives. Buyer agrees that HLC shall have the right to reschedule the time and place of any such communication or meeting as reasonably necessary to allow HLC to participate.

5.4.2 In addition, after the Closing occurs, Sellers agree to permit Buyer reasonable access to, and hereby grants Buyer, a license to use (including to copy) all information relating to the business operations of the Companies, and the related books, records and documents, necessary or desirable, in Buyer’s judgment, for Buyer to exploit the Companies. Sellers will not destroy any such information, or the related books, records and documents, without giving Buyer at least ten (10) Business Days’ prior written notice and the opportunity to take possession of some or all of such information, and the related books, records and documents, as Buyer may desire.

5.4.3 With respect to the information disclosed pursuant to Section 5.4.1, Buyer and Sellers shall comply with all of their respective obligations under the Mutual Non-Disclosure Agreement dated February 21, 2006 (the “Confidentiality Agreement”), by and between Harrah’s Entertainment, Inc. and Buyer.

Section 5.5 Regulatory Matters; Commercially Reasonable Efforts.

5.5.1 Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all Governmental Entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement. Buyer shall have the responsibility for the preparation and filing of any required applications, filings or other materials; provided however that Sellers and the Companies shall provide and cause their respective Affiliates to provide Buyer with any information required in connection with such filings as promptly as practicable; and Sellers shall have the right to review and approve in advance all characterizations of the information relating to Sellers that appear in any application, notice, petition or filing made in connection with the transactions contemplated by this Agreement. Buyer and Sellers agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Entities. The obligations of this Section 5.5.1 shall not apply to the HLC Berth Approval, in which Buyer’s obligations shall be governed solely by the provisions of Section 5.5.3.

5.5.2 Filings. Each of Buyer and Sellers undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and to make such filings and apply for such approvals and consents as are required under the Gaming Laws, including without limitation the LGCB Approval (except with obligations with respect to the HLC Berth Relocation, which timing is controlled by Section 5.5.3), as soon as practicable after the date hereof (and in any event in each case within twenty (20) days after the date hereof), including the filing of all required applications for Buyer and all “key persons” (as defined under applicable Gaming Laws). Each of Buyer and Sellers shall use its commercially reasonable efforts to request as soon as practicable an accelerated review (to the extent available) from any Gaming Authorities in connection with such filings. Each of Buyer and Sellers shall respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any Governmental Entity in connection with any Law. Buyer shall have the primary obligation to direct and shall pay for and control the process of obtaining the Governmental Consents (as defined below) required in connection with the transactions contemplated by this Agreement and Sellers agree to reasonably cooperate with Buyer with respect thereto; provided that Buyer obligations of this Section 5.5.2 shall not apply to the HLC Berth Approval, in which Buyer’s obligations shall be governed solely by the provisions of Section 5.5.3.

5.5.3 HLC Berth Relocation Approval Process.

5.5.3.1 Buyer agrees to exercise good faith efforts to accomplish the following tasks on or before the dates indicated below in order to have the HLC Berth Approval appear on the ballot for an election to be held on September 30, 2006 (the “September Election Obligations”):

(a) Buyer’s proposal regarding the change of berth location will be included on the agenda for the LGCB meeting scheduled for July 18, 2006.

(b) Buyer’s formal written request to the Police Jury for a parish-wide election for the berth relocation will appear on the agenda for the Police Jury meeting scheduled for July 20, 2006.

(c) Buyer’s filings with the State Bond Commission (the “SBC”) for approval of the proposition offered for the September 30 election will appear on the agenda for the SBC’s meeting scheduled for July 20, 2006.

5.5.3.2 If Buyer is unable to accomplish the September Election Obligations as set forth in Section 5.5.3.1, the Deposit shall be deemed earned by Sellers and shall be paid to Sellers upon any termination of this Agreement under the provisions of Article VII, except in the case of a termination pursuant to Section 7.1.4. If Buyer meets all of the September Election Obligations, the Deposit shall remain fully refundable to the Buyer. In the event of a negative vote by the LGCB, either party can terminate the Agreement pursuant to Section 7.1.7.

5.5.3.3 If Buyer is unable to accomplish the September Election Obligations and there has not been a negative vote by the LGCB or Police Jury, Buyer will undertake good faith efforts to make the following filings and submissions on or before the dates indicated below in order to have the HLC Berth Approval appear on the ballot for an election to be held on November 7, 2006 (the “November Election Obligations”):

(a) If LGCB approval has not already been obtained, Buyer will present a written petition to the LGCB to approve the change of berth location by July 31, 2006.

(b) If Police Jury approval has not already been obtained and there has not been a negative vote by the LGCB, Buyer will make a formal written request to the Police Jury by August 22, 2006 for a parish-wide election for the berth relocation, which written request will specify November 7, 2006 as the requested date of the election.

(c) If SBC approval has not already been obtained and there has not been a negative vote by the LGCB or the Police Jury, Buyer will make any necessary filings with the SBC for approval of the proposition offered for the November 7 election by August 22, 2006.

5.5.3.4 In the event that Buyer is unable to accomplish the November Election Obligations, then Buyer shall, within seven (7) Business Days from August 22, 2006, advise Sellers whether Buyer waives the HLC Berth Approval as a condition to Closing hereunder. If Buyer timely waives such condition, then the HLC Berth Approval shall be removed from the Agreement as a condition to Closing or otherwise and the parties shall continue to perform in accordance with the terms of this Agreement. If Buyer fails to timely waive the HLC Berth Approval as a condition to Closing, then the parties shall continue to perform in accordance with the terms of this Agreement but Sellers shall be entitled to terminate the Agreement in accordance with the provisions of Section 7.1.6.

5.5.3.5 Notwithstanding the other provisions of this Section 5.5.3, if the LGCB, either (a) conditions the LGCB approval upon Buyer accomplishing the September Election Obligations, and the September Election Obligations do not occur; (b) conditions the LGCB Approval upon Buyer obtaining HLC Berth Approval by a date which cannot be accomplished by Buyer under the terms of Section 5.5.3 or (c) initiates revocation proceedings to revoke either of the Gaming Permits then Sellers shall be entitled to terminate this Agreement pursuant to Section 7.1.9.

5.5.3.6 Buyer’s failure to exercise good faith efforts to accomplish either the September Election Obligations or the November Election Obligations shall be deemed to be a breach of this Agreement by Buyer.

5.5.3.7 Sellers’ option to purchase the Biloxi property is governed by the provisions of Sections 5.5.3, 7.1.6 and 7.2.2 of this Agreement and Section 3.5 of the Biloxi Sale Agreement.

5.5.4 Cooperation. In addition, each party shall, subject to applicable Law and to the terms and conditions hereof, except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify the other party of any material communication to that party relating to the transactions contemplated by Section 5.5 of this Agreement as well as from the FTC, the Antitrust Division, any Governmental Entity, including any Gaming Authorities, and, consult with the other party in advance regarding any material proposed written communication relating to the transactions contemplated by this Agreement to any of the foregoing in response thereto, and (ii) furnish the other party or its outside counsel with copies of all material correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective Representatives on the one hand, and any Government Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer and Sellers will not, and will not permit any of their respective Representatives to, participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby without the consent of Buyer or Sellers, as the case may be, unless requested by such Governmental Entity.

5.5.5 Objections. In furtherance and not in limitation of the covenants of the parties contained in Sections 5.5.1, 5.5.2 and 5.5.4, but subject to Section 5.5.8, each of Buyer and Sellers shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other person with respect to the transactions contemplated hereby under any antitrust Law or Gaming Law or by any Gaming Authority. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust Law, Gaming Law or the rules and regulations of any Gaming Authority, subject to Section 5.5.8, each of Buyer and Sellers shall cooperate in all material respects with each other and use its respective commercially reasonable efforts to, as promptly as practicable, contest and resist any such action or proceeding, to limit the scope or effect of any proposed action of, or remedy sought to be obtained or imposed by, any Gaming Authority, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement provided, however, that no actions or efforts by the parties under this Section 5.5.4 shall extend the Outside Date unless mutually agreed by the parties hereto in writing, in the respective parties’ sole and absolute discretion.

5.5.6 Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable under applicable Laws (including the HSR Act and the Gaming Laws) to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including (i) obtaining any required third-party consents and Governmental Consents and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

5.5.7 Governmental Consents. For purposes of this Agreement, the term “Governmental Consents” shall mean all consents, approvals, permits or authorizations required to be obtained prior to the Closing by Buyer or Sellers or, as to HSR Act, by any of their respective Affiliates from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (and shall include the expiration or termination of the waiting period under the HSR Act); provided, however, that the foregoing definition of “Governmental Consent” shall not be construed to limit or impair any requirement for consent by a lessor or landlord under any of the Leases who is a Governmental Entity or agency, if any.

5.5.8 Commercially Reasonable Efforts. Unless otherwise specifically provided in this Agreement (in Section 5.5.3 or otherwise), neither Section 5.5 nor Section 5.7 shall require, nor shall the term “commercially reasonable efforts” or words of similar context used in this Agreement include or require (A) any party to sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, (B) any party to conduct or agree to conduct its business in any particular manner after the Closing, (C) Sellers or Buyer to terminate the employment of or remove any of its executive officers or directors, (D) as to the Selling Parties or Harrah’s, to pay any reasonable fees, expenses or costs of obtaining the approvals of any Governmental Entities, except as specifically set forth herein in Section 7.2.3, or (E) any party to pay any judgment, settlement or award arising from any litigation, dispute or claim from any third party or Governmental Entity or as a result of any Governmental Consents proposed or required hereunder, whether arising before or after Closing.

Section 5.6 Public Announcements. Buyer, the Selling Parties and their respective Affiliates will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that Buyer, the Selling Parties and their Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer, the Selling Parties and their Affiliates and do not reveal non-public information regarding the Companies.

Section 5.7 Further Assurances and Actions.

5.7.1 Subject to the terms and conditions herein, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to fulfill all conditions precedent applicable to such party pursuant to this Agreement and to execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other party may reasonably require, in order to effectively carry out the intent of this Agreement.

5.7.2 Subject to the terms and conditions herein, in case at any time after the Closing any further action is necessary to vest Buyer with full title to the Interests, the proper officers and/or directors of Buyer and the particular Seller shall take all such necessary action as is reasonable under the circumstances.

Section 5.8 Preparation and Filing of Tax Returns; Payment of Taxes.

5.8.1 The Purchase Price (together with the applicable liabilities of the Companies and any other relevant items) shall be allocated among (i) the Interests and (ii) the assets of the Companies as set forth on Schedule 5.8.1 hereto (the “Allocation”), and if such schedule is not attached to this Agreement upon its execution, the parties will cooperate with mutual good faith effort to agree upon and attach such schedule hereto after execution of this Agreement and prior to the Closing. The parties hereto shall use the Allocation for all reporting purposes having to do with federal, state and local Taxes. The parties shall cooperate in connection with the preparation of, and shall timely file, any forms required to be filed under Section 1060 of the Code and any corresponding provision of state or local Tax law. Each of the parties agrees to file all Tax Returns and determine all Taxes (including, without limitation, for purposes of Section 1060 of the Code) in accordance with and based upon the Allocation.

5.8.2 Harrah’s shall prepare (or cause to be prepared), consistent with the past practices and customs of, or with respect to, the Companies (unless a contrary position is required by applicable Law), and timely file (or cause to be timely filed) with the appropriate Governmental Entity, all Income Tax Returns of, or with respect to, the Companies relating to Pre-Closing Tax Periods and all Non-Income Tax Returns of, or with respect to, the Companies that are required to be filed on or before the Closing Date.

5.8.3 Buyer shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) with the appropriate Governmental Entity all Income Tax Returns of, or with respect to, the Companies relating to Post-Closing Tax Periods and all Non-Income Tax Returns of, or with respect to, the Companies that are required (with all extensions) to be filed after the Closing Date.

Section 5.9 Cooperation on Tax Matters. Harrah’s and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate in preparing and filing all Tax Returns, including maintaining and making available to each other all records or information and personnel that may be relevant for the preparation of any Tax Returns, the determination of amounts due or payable hereunder in respect of Taxes, any audit or other examination by any Governmental Entity, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes with respect to all Tax Periods. Harrah’s and Buyer agree to (i) retain (or cause to be retained) all books and records with respect to Tax matters pertinent to any of the Companies relating to any Pre-Closing Tax Period until the applicable statute of limitations with respect to Taxes for, or with respect to, such Company has expired and to abide by (or cause to be abided by) all record retention agreements entered into with any Governmental Entity; and (ii) allow (or cause to be allowed) any party, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense.

Section 5.10 Transfer Taxes. All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by the Sellers and Buyer. Sellers shall cause all appropriate Transfer Tax stamps, if any, to be affixed to the certificate or certificates representing the Interests, if any, so sold and delivered. Sellers and Buyer shall reasonably cooperate in the preparation, execution and filing of, all Tax Returns, applications or other documents regarding any Transfer Taxes that become payable in connection with the sale of the Interests.

Section 5.11 Employee Matters.

5.11.1 As of the Closing Date, the Companies shall have no employees. All claims, obligations and severance issues with respect to former employees shall be resolved and paid in accordance with Section 5.1 and in accordance with applicable laws, and Sellers shall be solely responsible for claims with respect thereto.

5.11.2 Sellers, Harrah’s and their ERISA Affiliates will not, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to their employees in a manner that would cause Buyer to be deemed a successor employer of such Sellers, Harrah’s or their ERISA Affiliates within the meaning of Treasury Regulations Section 54.4980B-9 Q&A8. Sellers, Harrah’s and their ERISA Affiliates shall provide coverage under Section 4980B of the Code (commonly known as COBRA) or under any applicable corresponding state Laws to all present or former employees of the Companies or the Hotel who are or were “covered employees,” and their “qualified beneficiaries,” who had “qualifying events” on or before the Closing (as such terms are defined in Section 4980B of the Code ), and Sellers shall be solely responsible for claims with respect thereto.

5.11.3 WARN Act Liability. In connection with the Hotel Closing, Sellers shall give Hotel Employees notice of termination of employment at the Hotel under the Worker Adjustment and Restraining Notification Act of 1988 (the “WARN Act”), and Sellers shall be solely responsible for claims with respect thereto.

Section 5.12 Like-Kind Exchange.

5.12.1 Buyer or Sellers, or either of them, may elect to effect the transfer and conveyance of any of the assets of the Companies as part of a tax-deferred exchange under Section 1031 of the Code (a “Section 1031 Exchange”). If Buyer or Sellers, or either of them, so elects (an “Electing Party”), such Electing Party shall provide notice to Sellers (if the Electing Party is Buyer) or Buyer (if the Electing Party is a Seller) (“Non-Electing Party”) of its election, and thereafter such Electing Party:

5.12.1.1 may at any time at or prior to Closing assign its rights and obligations under this Agreement to a “qualified intermediary” as defined in Treasury Regulation Section 1.1031(k)—1(g)(4), subject to all of the Non-Electing Party’s rights and obligations hereunder; and

5.12.1.2 shall promptly provide written notice of such assignment to the Non-Electing Party.

5.12.2 The Non-Electing Party shall cooperate with an Electing Party’s reasonable requests intended to allow such Electing Party to effect the Section 1031 Exchange; provided, however, that the Non-Electing Party’s obligation to cooperate with such Electing Party shall be limited and conditioned as follows:

5.12.2.1 The Non-Electing Party shall receive written notice from the Electing Party at least three (3) Business Days prior to the Closing Date, which shall identify the parties involved in such Section 1031 Exchange, enclose all documents for which the Non-Electing Party’s signature shall be required, and instruct the Non-Electing Party as to any changed manner of payment of the Purchase Price, if any (including having such payment be made to a “qualified intermediary”) or other requested changes;

5.12.2.2 the Electing Party shall pay for any and all reasonable additional costs and expenses incurred by the Non-Electing Party in connection with accommodating the Section 1031 Exchange;

5.12.2.3 the Electing Party shall not be relieved of any of its obligations under this Agreement by reason of the Section 1031 Exchange; and

5.12.2.4 the Electing Party’s failure to effectuate any intended Section 1031 Exchange shall not relieve such Electing Party from its obligations to consummate the transactions contemplated by this Agreement and the consummation of such Section 1031 Exchange shall not be a condition precedent to such Electing Party’s obligations under this Agreement.

5.12.3 The Electing Party hereby indemnifies and agrees to defend, and hold the Non-Electing Party harmless from and against any claims, costs, damages, expenses, liabilities and losses incurred by, claimed against or suffered by it arising out of such Electing Party’s Section 1031 Exchange.

5.12.4 Any election permitted under this Section is expressly conditioned upon the following: that such election (a) shall have no negative effect on securing any necessary consent or approval hereunder; (b) will not delay the Closing Date; and (c) will not result in any additional material cost or liability to the Non-Electing Party.

Section 5.13 Insurance; Casualty, Condemnation.

5.13.1 Any fire and casualty insurance and other insurance policies maintained by Sellers or their Affiliates with respect to the Companies (“Sellers’ Insurance Policies”) may be cancelled by such Seller or Affiliate as of the Closing Date, and any refunded premiums shall be retained by such Seller or Affiliate. Buyer will be responsible for acquiring and placing its own insurance with respect to the Companies for periods after the Closing. Buyer acknowledges and agrees that (i) the Sellers’ Insurance Policies, (ii) all claims under such Sellers’ Insurance Policies for casualties occurring prior to the Closing, including without limitation, any such claims relating to or arising out of damage to any improvements on the Company Real Property, Riverboats (barges) and Hotel resulting from or relating to Hurricane Rita including the damage described below (“Pre-Existing Claims”), and (iii) all insurance proceeds related to Pre-Existing Claims shall be retained by Sellers; provided that Sellers shall not enter into any settlement with any insurance companies that will give such insurance companies any right, title or interest in the Property.

5.13.2 The Companies’ insurance carriers are currently undertaking certain investigations and diagnostic studies in connection with the damage to the Riverboats and barges and other improvements on the Property. Within ninety (90) days after the Closing, Sellers and the Companies’ applicable insurance companies will: (a) complete such insurance investigation; (b) remove and salvage the barges, the proceeds of which shall be used to pay liabilities of the Companies; (c) remove the Riverboat “Pride of Lake Charles” from the parking lot where it presently resides and place it back into the canal; (d) remove and scrap the 14 barges to allow for the movement of the Riverboats to the Port of Orange; (e) scrap and remove the barges from the Company Real Property; (f) dredge as is necessary and appropriate to accomplish the foregoing removals; and (g) perform such other remediation, repair and removal as is necessary and appropriate to accomplish all of the foregoing in the reasonable opinion of Sellers and the insurance companies and as required by any Governmental Entity having jurisdiction over such action pursuant to and consistent with the removal and salvage Contracts provided by the Seller to the Buyer prior to the execution of this Agreement. In the event the Companies’ insurance companies and/or the relevant Governmental Entity determine that the Riverboat “Pride of Lake Charles” is not seaworthy and therefore cannot reasonably be refloated and moved to the Port of Orange, it shall be removed from the definition of Property for purposes of this Agreement, salvaged and the proceeds from its salvage shall remain in HLC as an asset thereof. Prior to the Closing, Sellers shall cause the Companies to assign all of their respective rights under the Pre-Existing Claims or the proceeds thereof to a Selling Party or Affiliate of a Selling Party designated by the Selling Parties. Following the Closing, Buyer shall, and shall cause the Companies to, grant Sellers or their applicable insurance companies access to the Property in order to complete their obligations under this Section 5.13.2 and take any further reasonable steps necessary to effect the assignment of such Pre-Existing Claims to such Selling Party or Affiliate of such Selling Party, as designated by the Selling Parties; provided, however, that Sellers shall bear the cost of any such actions. Notwithstanding the foregoing, the Selling Parties and Harrah’s will indemnify the Buyer and the Companies pursuant to Section 8.2.1.4.

5.13.3 If, prior to the Closing, the Hotel or one or both of the Riverboats suffers physical damage in excess of that existing on the date hereof (“Additional Damage”), including by fire, flood, hurricane or other risk of loss, and such damage together with all other loss occurring from and after the date of this Agreement and prior to the Closing is covered by insurance, then the Closing shall proceed as scheduled and the applicable Seller shall, at the Closing, (i) pay to Buyer all insurance proceeds received by such Seller to date with respect to such Additional Damage, less any proceeds applied to the physical restoration of such property; provided, that if such insurance proceeds are not sufficient to fully repair or restore such property to the condition existing immediately prior to such casualty, or if Sellers are self-insured as to such Additional Damage, such Seller shall pay Buyer an additional amount equal to such shortfall (the “Shortfall Amount”) and (ii) assign to Buyer all rights of such Seller against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, arising out of such Additional Damage; provided, however, that any recovery of money from any third party pursuant to the rights conveyed under this subsection (ii) shall be paid, following the payment of Buyer’s out of pocket fees and expenses incurred to recover such money, to the applicable Seller until such Seller has been repaid the Shortfall Amount. The obligations of each Seller pursuant to the prior sentence shall constitute full compensation for the damage to such property, and after the Closing such Seller shall have no responsibility for restoration or repair of its property or any resultant loss, directly, by subrogation, or otherwise. Any dispute between Sellers and Buyer as to the amount of any Additional Damage or whether any insurance proceeds paid in respect of such Additional Damage are sufficient shall be resolved by binding arbitration, using a single arbitrator under the Commercial Rules of the American Arbitration Association.

Section 5.14 Purchase Price Adjustment on Relocations of Company Permits. Buyer hereby agrees that if, within five (5) years from the Closing Date, Buyer or its successors or assigns relocate or seek approval of the LGCB or any local parish of the relocation of the operations or assets of the Companies, or either of them or the Company Gaming Licenses to the Shreveport-Bossier City, Louisiana Metropolitan Statistical Area (“MSA”) or the New Orleans, Louisiana MSA (other than to relocate the Company Permit owned by HSP and the “Star” Riverboat to Buyer’s existing Boomtown Casino in Harvey, Louisiana), Buyer will pay Seller a sum of $100 million prior to such relocation. The terms of this Section shall be incorporated into a letter agreement (“Letter Agreement”) signed by the Parties at Closing.

Section 5.15 No Use of Harrah’s Name; Customer Lists.

5.15.1 Buyer hereby acknowledges that all right, title and interest in and to the trade name “Harrah’s,” all similar or related names and all derivations or acronyms thereof and all trademarks, service marks, trade names, collective marks, certification marks, trade dress, designs or logos containing or incorporating the foregoing, including registrations and applications for registration thereof (collectively, the “Harrah’s Name”) is owned exclusively by Sellers and their Affiliates, and that, except as provided in 5.15.2, any and all right of the Companies in and to use the Harrah’s Name shall terminate as of the Closing Date and shall be either transferred out of the Companies or immediately revert back to Sellers and/or their Affiliates.

5.15.2 Buyer shall, as soon as practicable after the Closing Date, but in no event later than thirty (30) days thereafter, cause the Companies to file amended articles of organization or comparable filings with the appropriate authorities changing their limited liability company or partnership names to limited liability company or partnership names that do not contain the word “Harrah’s” or any Harrah’s Name.

5.15.3 Prior to the Closing Date, Sellers shall deliver, or shall cause the Companies to deliver, to Buyer, either in hard copy or electronic format, historical customer data of customers of the Companies originating at the respective casinos operated by the Companies and who visited such casinos during the twenty-four (24) month period prior to the respective closings of such casinos after Hurricane Rita in the form and content of Schedule 5.15.3 (the “Customer Lists”). Buyer, the Companies and the Selling Parties hereby acknowledge and agree that from and after the Closing, each of Buyer and the Companies shall have the right to use the Customer Lists on a non-exclusive basis.

5.15.4 Computer or other software programs licensed to Companies by third parties (i.e. Microsoft Word) shall not be part of any transfer or representation or warranty hereunder.

Section 5.16 Repair and Restoration of Company Real Property and Riverboats. Buyer agrees that Sellers shall have the option, in its sole discretion, to repair and restore some or all of the improvements to the Company Real Property (including but not limited to the parking areas, garage and Hotel), the Riverboats and the facilities which supported/housed same. If Sellers elect to perform such restoration, Sellers shall prepare and present, in writing, to Buyer the proposed repair, restoration and maintenance of the physical improvements to the Company Real Property and the Riverboats (the “Restoration”). Sellers shall be authorized to commence and complete the Restoration in an orderly but expedited manner with the objective of completing same prior to Closing. Restoration, for this purpose, shall not include a complete or major restoration and shall not include re-equipping either the Riverboats or the Hotel with personnel, personality, consumables and operational goods. The Restoration cost shall be paid by Sellers. Subject to the provisions of Section 5.13.2, Sellers shall, prior to Closing, move the Riverboats to a facility located at the Port of Orange in Texas. Delivery of the Riverboats to Buyer pursuant to the terms of this Agreement shall occur at the Port of Orange facility. Buyer agrees to take possession of the Riverboats at this location upon Closing.

5.16.1 If the Restoration is not completed by Closing, the estimated cost of the remainder of the Restoration work shall be a decrease in the Purchase Price.

Section 5.17 Estoppel Certificates / Lessor Consents / Memo of Lease. Sellers shall use their commercially reasonable efforts to deliver to Buyer from each lessor under the Lease Documents, estoppel certificates and lessor consents certified to Buyer and Buyer’s lenders under its credit facility, which provide for, among other things, a mortgage of lessee’s leasehold interest in such Company Leased Property (dated (or updated) not earlier than thirty (30) days prior to the Closing Date) in a form reasonably acceptable to Buyer and Buyer’s lenders under its credit facility, and with respect to the Bel Heirs Lease, a Supplemental Memorandum of Lease in recordable form executed by all Persons constituting the landlord thereunder which amends the legal description of the leased premises to accurately describe all leased parcels leased pursuant to the Bel Heirs Lease, provided, however, that commercially reasonable efforts shall not include any payments by Sellers to obtain any document described in this Section or to file suit to obtain same or to continue such efforts after the requests for such documents has been refused. Buyer shall provide Sellers with the forms it wishes to use within thirty (30) days after this Agreement is executed.

Section 5.18 Non Disturbance Agreements. Sellers shall use their commercially reasonable efforts to have delivered to Buyer non disturbance agreements from each lender of each lessor under the Lease Documents having a security interest in such Company Leased Property (dated (or updated) not earlier than thirty (30) days prior to the Closing Date) in a form reasonably acceptable to Buyer, Sellers and such lender, provided, however, that commercially reasonable efforts shall not include any payments by Sellers to obtain any document described in this Section or to file suit to obtain same or to continue such efforts after the requests for such documents has been refused. Buyer shall provide Sellers with the forms it wishes to use within thirty (30) days after this Agreement is executed.

Section 5.19 Non-Permitted Title Exceptions. Sellers shall pay, remove of record or cause Stewart Title Guaranty Company to insure over the Non-Permitted Title Exceptions set forth in Schedule III and any exceptions arising after the execution of this Agreement but prior to the Closing other than exceptions caused by Buyer’s activities on the Property.

ARTICLE VI

CONDITIONS TO CLOSING AND CLOSING DATE

Section 6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the reasonable satisfaction or waiver by each party prior to the Closing of the following conditions:

6.1.1 No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, non-appealable order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect, cannot be dissolved through the commercially reasonable efforts of the Parties, and which prevents or prohibits the consummation of the sale of the Interests to Buyer as contemplated by the Agreement.

6.1.2 HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.

6.1.3 LGCB Approval. The LGCB Approval shall have been obtained by Buyer and the Sellers and shall be in full force and effect.

Section 6.2 Additional Conditions to Obligations of Sellers. The obligation of each Seller to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in writing exclusively by such Seller:

6.2.1 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in Section 4.1 of this Agreement shall be true and correct at and as of the Closing as if made at and as of such time. Sellers shall have received a certificate signed by an officer of Buyer to such effect.

6.2.2 Closing Deliveries. Buyer shall have delivered to Sellers the documents and agreements set forth in Section 2.4.2.

6.2.3 Performance of Obligations of Buyer. Buyer shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing.

6.2.4 Satisfaction or Waiver of Conditions Under Biloxi Purchase Agreement. All conditions to Sellers’ Affiliates’ respective obligations to close the Biloxi Sale Agreement shall have been satisfied to a commercially reasonable standard or, to the extent permitted thereunder, waived at or prior to the Closing.

Section 6.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing are subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in writing exclusively by Buyer:

6.3.1 Representations and Warranties of Sellers. The representations and warranties of Sellers contained in Sections 3.1, 3.2, 3.3 and 3.9.2 of this Agreement shall be true and correct at and as of the Closing as if made at and as of such time. Buyer shall have received a certificate signed by an officer of each Seller to such effect.

6.3.2 Closing Deliveries. The Sellers shall have delivered to Buyer the documents and agreements set forth in Section 2.4.1.

6.3.3 Performance of Obligations of the Selling Parties. The Selling Parties and the Companies shall have performed all material obligations required to be performed by them under this Agreement at or prior to the Closing.

6.3.4 Satisfaction or Waiver of Conditions Under Biloxi Purchase Agreement. All conditions to Buyer’s Affiliates’ respective obligations to close the Biloxi Sale Agreement shall have been satisfied to a commercially reasonable standard or, to the extent permitted thereunder, waived at or prior to the Closing.

6.3.5 HLC Berth Approval. The HRC Berth Approval shall have been obtained by Buyer and the Sellers and shall be in full force and effect.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to all provisions of this Section 7.1 other than Section 7.1.1, by written notice by the terminating party to the other party):

7.1.1 by mutual written consent of Sellers and Buyer;

7.1.2 by either Buyer or Sellers, if the transactions contemplated hereby shall not have been consummated on or prior to October 15, 2006 (the “Outside Date”) or, if Buyer is obligated to pursue its November Election Obligations under Section 5.5.3.3, on or prior to November 20, 2006 (the “Extended Outside Date”);

7.1.3 by either Buyer or Sellers, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the sale of the Interests to Buyer for reasons and conditions which cannot be satisfied by the commercially reasonable efforts of Sellers or Buyer;

7.1.4 by Buyer, if any Selling Party has breached any representation, warranty, covenant or agreement on the part of such Selling Party set forth in this Agreement which (i) results in a failure of a condition set forth in Sections 6.3.1, 6.3.2 or 6.3.3 and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) calendar days after written notice thereof;

7.1.5 by Sellers, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) results in a failure of a condition set forth in Sections 6.2.1, 6.2.2 or 6.2.3 and (ii) as to Sections 6.2.1 or 6.2.3, such failure is not cured, or cannot be cured, in all material respects within thirty (30) calendar days written notice thereof;

7.1.6 by Sellers, if i) the Buyer has breached its obligation to accomplish the November Election Obligations pursuant to Section 5.5.3.3, ii) there has not been any breach by the Sellers giving rise to a right of termination under Section 7.1.4, iii) there has been a favorable termination of the approval process or waiting period under the HSR Act, and (iv) Buyer has not waived the HLC Berth Approval condition set forth in Section 6.3.5 within seven (7) business days following the failure to accomplish the November Election Obligations;

7.1.7 by Buyer or Sellers, in the case of a negative vote by the LGCB regarding the LGCB approval of the HLC Berth Relocation as described in Sections 5.5.3.1 and 5.5.3.3;

7.1.8 by Buyer or Sellers, in the case of a negative vote by the LGCB regarding the transfer of ownership of the Interests from Sellers to Buyer; and

7.1.9 by Sellers, in the event that the LGCB has taken any of the actions contemplated by Section 5.5.3.5.

Section 7.2 Effect of Termination.

7.2.1 In the event of termination of this Agreement as provided in Section 7.1, except in the case of a termination pursuant to Section 7.1.6, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Selling Parties, the Companies or Harrah’s, or their respective Representatives or Affiliates, except as set forth in Section 5.4.3, this Section 7.2 and Sections 8.2, 8.3, 8.4 8.5 and 9.10; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination, including any failure to close due to such party’s failure to use its commercially reasonable efforts to fulfill all of the conditions to be performed by it or on its behalf to cause the Closing Date to occur on or before the Outside Date (or, if such date is extended pursuant to Section 7.1.2, the Extended Outside Date), to the extent of Damages incurred; and provided further, that the provisions of Section 5.4.3, this Section 7.2, Sections 8.2, 8.3, 8.4, 8.5, 8.6, 8.7 and 9.10 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

7.2.2 In the event of a termination of this agreement pursuant to Section 7.1.6, the Selling Parties shall receive an option to purchase the Biloxi Property as provided for in Section 3.5 of the Biloxi Sale Agreement. Upon such termination and the payment of the Deposit to Sellers, as provided in Section 7.2.4, this Agreement shall immediately become void and there shall be no other liabilities or obligations on the part of Buyer, the Selling Parties, the Companies or Harrah’s, except as set forth in Section 5.4.3, this Section 7.2 and Section 9.10.

7.2.3 Except as specifically provided herein to the contrary, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated; provided that, the filing fee under the HSR Act shall be shared equally by Buyer and Sellers.

7.2.4 Within three (3) Business Days following a termination of this Agreement pursuant to Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.7, 7.1.8 or 7.1.9, the Deposit (together with any interest earned thereon) shall be released by the Escrow Agent to Buyer. Within three (3) Business Days following a termination of this Agreement by Sellers pursuant to Sections 7.1.5 or 7.1.6, the Deposit and all interest accrued on the Deposit shall be released by the Escrow Agent to Sellers. Notwithstanding any of the foregoing, if the Buyer is entitled to pursue the November Election Obligations pursuant to Section 5.5.3, the Deposit shall be released by the Escrow Agent to Sellers within three (3) Business Days following a termination of this Agreement for any reason other than pursuant to Section 7.1.4.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties, Covenants and Agreements.

8.1.1 The representations and warranties made by the Selling Parties or the Buyer in this Agreement or certificate delivered by the Selling Parties or Buyer pursuant hereto shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.9, 3.10 and 4.2 shall survive until the later of (i) five (5) years after the Closing or (ii) sixty (60) days after the expiration of the relevant statutes of limitations (giving effect to any waivers or extensions thereof). The termination of the representations and warranties provided herein shall not affect any party in respect of any claim made by that party in reasonable detail in a writing received by the other parties prior to the expiration of the applicable survival period provided herein. The covenants and agreements of the parties contained in Sections 5.2.7, 5.4, 5.12 and 5.13 of this Agreement shall survive the Closing until the first anniversary of the Closing Date. The covenants and agreements of the parties contained in Sections 5.7.2, 5.8, 5.9, 5.10 and 5.11 shall survive until the later of (i) five (5) years after the Closing or (ii) sixty (60) days after the expiration of the relevant statutes of limitations (giving effect to any waivers or extensions thereof). Sections 8.2.1.3, 8.2.1.4, 8.2.1.5, 8.2.2.3 and 8.2.3 shall survive in perpetuity, and the other provisions of Section 8.2 shall survive to the extent of the underlying representations, warranties, covenants or agreements.

Section 8.2 Indemnification.

8.2.1 Indemnification By Sellers. From and after the Closing (except where this Agreement provides for indemnification even though a Closing did not take place or was delayed), each Selling Party and Harrah’s shall, jointly and severally indemnify, save and hold harmless Buyer, the Companies, their Affiliates and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

8.2.1.1 any material breach of any representation or warranty made by the Selling Parties contained in this Agreement or certificate delivered by the Sellers pursuant hereto (other than breaches of Section 3.5 to the extent such representation or warranty relates to Taxes and is governed by Section 8.2.3);

8.2.1.2 any material breach of any covenant or agreement made, or to be performed, by the Selling Parties or the Companies contained in this Agreement or certificate delivered by the Selling Parties or the Companies pursuant hereto (other than breaches of Section 5.8 or 5.9 to the extent such covenant or agreement relates to Taxes and is governed by Section 8.2.3);

8.2.1.3 the Retained Liabilities (other than Damages related to Taxes which are covered by Sections 8.2.1.1, 8.2.1.2 or 8.2.3);

8.2.1.4 any damage caused by the removal and/or salvage of the Riverboats pursuant to Section 5.13.2 greater than $100,000, which amount shall not include damage to the property to be demolished pursuant to the removal and salvage Contracts provided by the Seller to the Buyer prior to the execution of this Agreement; and

8.2.1.5 any material obligations under the development agreement dated January 27, 1995, incorporated into Article II of the City Settlement Agreement that are not customary and ordinary to obligations imposed on similar surrounding property and only to the extent of the non-customary or extraordinary obligations.

8.2.2 Indemnification By Buyer. From and after the Closing (except where this Agreement provides for indemnification even though a Closing did not take place or was delayed), Buyer shall indemnify, save and hold harmless the Selling Parties, Harrah’s, their Affiliates and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

8.2.2.1 any material breach of any representation or warranty made by Buyer and contained in this Agreement or certificate delivered by Buyer pursuant hereto;

8.2.2.2 any material breach of any covenant or agreement made, or to be performed, by Buyer contained in this Agreement or certificate delivered by Buyer pursuant hereto; and

8.2.2.3 the Assumed Liabilities, except for any obligation indemnified under Section 8.2.1.5.

8.2.3 Tax Indemnification.

8.2.3.1 From and after the Closing, each of the Selling Parties and Harrah’s shall, jointly and severally, indemnify, save and hold harmless the Buyer, the Companies, their Affiliates and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

(a) Taxes of, or with respect to (including without limitation with respect to the income, business, or activities of), each of the Companies (or any of their predecessors) for all Pre-Closing Tax Periods;

(b) Taxes of, or with respect to, the Selling Parties, Harrah’s, or any of their Affiliates, including without limitation, all Taxes arising out of or in connection with the sale of the Interests or other transactions contemplated by this Agreement (except to the extent provided otherwise in Section 5.10);

(c) any breach of any covenant or agreement made, or to be performed, by any Selling Party, Company or Harrah’s in Section 5.8 or 5.9; and

(d) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by any Selling Party or Harrah’s in Section 3.5 except to the extent that any such Damages are otherwise indemnified pursuant to the foregoing clauses (a) through (c) above.

For purposes of this Section 8.2.3, Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating loss or capital loss deduction attributable to Post-Closing Tax Periods. The amount of any Damages determined pursuant to this Section 8.2.3 shall be reduced by the amount of any corresponding adjustment to the Purchase Price pursuant to Section 2.1.2.2(c).

From and after the Closing, Buyer shall indemnify, save and hold harmless Sellers from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (a) Taxes of the Companies for any Post-Closing Tax Period, except to the extent such Taxes are attributable to a breach by Sellers of any covenant or agreement referenced in Section 8.2.3.1(c) or a representation or warranty referenced in Section 8.2.3.1(d), and (b) any material breach of any covenant or agreement made, or to be performed, by Buyer in Section 5.8, or 5.9.

8.2.3.2 In the case of any Straddle Period:

(a) personal and intangible property Taxes or other Taxes levied on a per diem basis (collectively, “Per Diem Taxes”) of the Companies for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of calendar days in the Straddle Period; and

(b) Taxes of the Companies (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the end of the day on the Closing Date.

8.2.3.3 The Selling Parties’ and Harrah’s indemnity obligation in respect of Taxes for a Pre-Closing Tax Period shall be payable from the Selling Parties and Harrah’s to Buyer in the amount of the excess of (a) any such Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Buyer in accordance with Section 5.8 or as otherwise indicated in a written notice prepared by Buyer) over (b) the amount of such Taxes paid by the Selling Parties or Harrah’s at any time plus the amount of such Taxes paid by the Companies on or prior to the Closing Date. The Selling Parties and Harrah’s shall pay such excess to Buyer within ten (10) calendar days after written demand is made by Buyer (but in no event does such payment have to be made earlier than five (5) calendar days before the date on which Taxes for the relevant Tax Period are required to be paid to the relevant Governmental Entity). If the amount of any such Taxes paid by the Selling Parties or Harrah’s at any time and/or the amount of such Taxes paid by the Companies on or prior to the Closing Date exceeds the amount of such Taxes for the Pre-Closing Tax Period, Buyer shall pay to the Selling Parties or Harrah’s the amount of such excess within ten (10) calendar days after the Tax Return with respect to the final Liability for such Taxes is required to be filed with the relevant Governmental Entity.

8.2.3.4 (a) If a claim shall be made by any Governmental Entity, which, if successful, might result in an indemnity payment relating to Taxes, Buyer, the Selling Parties or Harrah’s, as the case may be, shall promptly and in any event no more than thirty (30) calendar days following receipt of such claim, give written notice to the other party of such claim (a “Tax Claim”); provided, however, the failure to give such notice shall only relieve a party from its indemnification obligations hereunder to the extent it is materially and adversely prejudiced by such failure; and provided, further, that irrespective of whether such party is materially or adversely prejudiced, such party shall be permitted to recover its actual, out-of-pocket monetary damages that are caused by the other party’s failure to timely give the notice required pursuant to this Section 8.2.3.4(a). Such notice shall contain factual information describing in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known, and shall include copies of any notice or other document received from any Governmental Entity in respect of any such asserted Tax liability.

(b) With respect to any Tax Claim relating to any Tax Period ending on or prior to the Closing Date, Harrah’s shall, upon written notification to Buyer, control all audits or other proceedings at its own expense, whether administrative or judicial, and may make all decisions taken in connection with any such Tax Claim (including selection of counsel) at its own expense (in the case of any such Tax Claim made by a Governmental Entity prior to the Closing Date, Harrah’s shall continue to control all audits or other proceedings at its own expense and subject to the other provisions hereof); provided, however, that Harrah’s and Buyer shall jointly control any Tax Claims (or the portion of any Tax Claim) the resolution of which may increase the Taxes of the Companies for Tax Periods ending after the Closing Date by more than $10,000. Harrah’s and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Companies for a Straddle Period, and Buyer shall control at its own expense all proceedings with respect to any Tax Claim relating to a Tax Period beginning after the Closing Date. A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding in its sole and absolute discretion.

(c) The Selling Parties, Harrah’s, Buyer and the Companies shall reasonably cooperate with each other in contesting any Tax Claim. Such cooperation shall include the retention and, upon the request of the party or parties controlling proceedings relating to such Tax Claim, the provision to such party or parties of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

8.2.4 Damages; Reductions for Insurance Proceeds and Other Recoveries.

8.2.4.1 For purposes of this Agreement, “Damages” shall mean any and all claims, Liabilities, suits, actions, proceedings, demands, charges, deficiencies, damages, fines, penalties, judgments, impositions, assessments, Taxes, levies, duties, losses, costs or expenses (including out-of-pocket expenses and reasonable attorneys’ fees, expert witness fees, court costs and other costs of investigation and defense) of every kind and nature, whether or not involving a third-party claim, provided, however, that, for purposes of claims under Sections 8.2.1.1, 8.2.1.2, 8.2.1.3, 8.2.1.4, 8.2.1.5, 8.2.2.1, 8.2.2.2 or 8.2.2.3 which do not arise from a Third-Party Claim (or a claim which would become a Third-Party Claim upon the filing of a lawsuit), “Damages” shall not include punitive, special, treble, consequential or exemplary damage.

8.2.4.2 Any Damages triggering indemnity obligations under this Section 8.2 shall be reduced (retroactively or prospectively) by any insurance proceeds, proceeds of subrogation and any indemnity, contribution or other similar payment from third parties actually recovered by any of the Indemnified Parties. The existence of a claim for monies by an

Indemnified Party against an insurer or other third party in respect of any Damages shall not, however, delay any payment otherwise due and owing under this Section 8.2. In such event, the Indemnifying Parties shall make payment in full to the applicable Indemnified Party of the amount due and owing under this Section 8.2 against an assignment by the Indemnified Party to the Indemnifying Parties of the entire claim for insurance proceeds or against such third party. Notwithstanding any other provisions of this Agreement, the Parties intend that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the provisions of this Section 8.2, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnified Party has received the payments required by this Section 8.2 from the Indemnifying Parties in respect of any Damages and has received or later receives insurance proceeds or other amounts in respect of such Damages, then the Indemnified Party shall as promptly as practicable pay to the Indemnifying Parties a sum equal to the amount of such insurance proceeds or other amounts received, net of any costs incurred in connection with such insurance or other third-party recoveries, up to the aggregate amount of any payments received from the Indemnifying Parties pursuant to this Section 8.2 in respect of such Damages (or if there is more than one Indemnifying Parties, the Indemnified Party shall pay each of the Indemnifying Parties its proportionate share, based on the payments received from the Indemnifying Parties, of such insurance or other proceeds).

8.2.4.3 The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price and that the liability in respect of which such indemnification payment is made shall, if applicable, be treated for tax purposes as an additional applicable liability for purposes of the first sentence of Section 5.8.1.

8.2.5 Limitations of Liability. Neither Sellers or Harrah’s shall have any liability with respect to the matters described in Section 8.2.1 (other than liability with respect to Section 8.2.1.4) nor Buyer shall have any liability with respect to the matters described in Section 8.2.2 unless and until the aggregate of all Damages incurred by Buyer, the Companies, their Affiliates or Representatives (as to Sellers or Harrah’s liability) and by Sellers or Harrah’s (as to Buyer’s liability) exceeds One Hundred Thousand Dollars ($100,000.00), and then only for the amount by which such Damages exceed One Hundred Thousand Dollars ($100,000.00).

8.2.5.1 The aggregate liabilities of the Selling Parties to Buyer for Damages under Section 8.2.1.1 arising out of a breach of Sellers’ representations contained in Section 3.6 or Section 3.8 as to contamination of the Property in violation of Environmental Laws shall not exceed fifteen percent (15%) of the Purchase Price.

8.2.5.2 Notwithstanding anything to the contrary in this Agreement, the foregoing provisions of this Section 8.2.5 shall not apply to any claims for indemnification under Section 8.2.3 with respect to Taxes.

Section 8.3 Procedure for Claims between Parties. Except as otherwise provided in Section 8.2.3.4, if a claim for Damages is to be made by a party entitled to indemnification hereunder (“Indemnified Party”), such party shall give written notice fully describing the claim and the total monetary damages sought (each, a “Notice”) to the party or parties from whom such indemnification is sought (the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VIII but, in any event, prior to the expiration of any applicable survival period under Section 8.1 Any failure to submit any such notice of claim to the Indemnifying Parties shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Parties demonstrate that an Indemnifying Party was actually prejudiced by such failure.

Section 8.4 Defense of Third-Party Claims. Except as otherwise provided in Section 8.2.3.4 with respect to Tax Claims, if any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a “Third-Party Claim”) for which indemnification under this Article VIII may be sought, Notice thereof shall be given to the Indemnifying Parties as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Parties demonstrate that an Indemnifying Party was actually prejudiced by such failure. After such Notice, if the Indemnifying Parties acknowledge in writing to an Indemnified Party that the Indemnifying Parties are liable and have indemnity obligations for any Damages resulting from any such Third-Party Claim, then the Indemnifying Parties shall be entitled, if they so elect at their own cost, risk and expense, (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Parties) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and a Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Parties elect to assume the defense of a Third-Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Parties and their attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers and in any insurance claims relating thereto. If the Indemnifying Parties fail to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Parties against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Parties reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Parties shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.4 (subject to the limitations of Section 8.2.5) and for any final judgment (subject to any right of appeal), and each Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

Section 8.5 Resolution of Conflicts and Claims.

8.5.1 If the Indemnifying Parties object in writing to any claim for indemnification made by a Indemnified Party in any written Notice of a claim (an “Objection Notice”), the Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and each Party shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the parties.

8.5.2 If no such agreement is reached after good faith negotiation, any Party may demand mediation of the dispute, unless the amount of the Damage or loss is at issue in a pending action or proceeding involving a Third-Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation. In any such mediation, Buyer and the Selling Parties agree to employ a mediator from the American Arbitration Association (the “AAA”) to assist them in reaching resolution of such dispute according to the Commercial Mediation Rules of the AAA. The mediator shall be an attorney with experience in mergers and acquisitions transactions. The fees and expenses of the mediator shall be shared equally by Buyer and the Selling Parties. If, after mediation efforts, the Selling Parties and Buyer should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties. If after commercially reasonable efforts, and over a period of sixty (60) calendar days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any other remedy available to such party.

8.5.3 Notwithstanding anything to the contrary in this Agreement, Sections 8.5.1 and 8.5.2 shall not apply to any claims for indemnification under Section 8.2.3 with respect to Taxes.

Section 8.6 Payment of Damages. The Indemnified Party shall be paid in cash or by wire transfer by the Indemnifying Parties the amount to which the Indemnified Party may become entitled by reason of the provisions of this Article VIII, within five (5) days after such amount is determined either by mutual agreement of the parties or pursuant to the mediation proceeding described in Section 8.5 of this Agreement or on the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

Section 8.7 Exclusive Remedy. After the Closing, the indemnities provided in this Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with the breach of any representation, warranty or agreement made by the parties in this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability may be maintained by any party.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Definitions.

9.1.1 For purposes of this Agreement, the term:

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Assumed Liabilities” means (a) those attributes of the Property, including physical condition, which Buyer has accepted “As Is, Where Is” pursuant to Section 4.4; (b) Damages to the extent they have been fully paid and indemnified by the provisions of Section 8.2.1.1 or 8.2.1.2 as limited by Section 8.2.5; (c) impairments of title to the Property other than Non-Permitted Exceptions; (d) obligations under the Assumed Contracts; and (e) any liability expressly disclaimed or not accepted by the Selling Parties pursuant to the provisions of this Agreement.

“Bel Heirs Lease” means that certain Lease by J. A. Bel Heirs, et. al. to Players Lake Charles, Inc., dated as of April 29, 1993, as amended. The lease term of the property covered by this lease is “month to month.”

“Business Day or Days” means a day other than Saturday or Sunday or other day when commercial banks in Nevada or Louisiana are authorized or required by law to close.

“Buyer Gaming Laws” means any Louisiana statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations of Buyer or any of its Subsidiaries.

“City Settlement Agreement” means the City Settlement and Admission Fee Agreement dated May 15, 1998, by and between the Companies, on the one hand, and the City of Lake Charles, on the other hand.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Gaming Laws” means any Louisiana statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability and, as to the Companies specifically, any approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the casino and gaming activities of either of the Companies.

“Company Gaming Licenses” means the licenses to conduct gaming under the Company Gaming Laws held by the Companies.

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Disclosure Materials” means the disclosure materials provided by the Sellers to Buyer prior to the date hereof, but excluding the Disclosure Letter and the other Schedules and Exhibits to this Agreement.

“Due Diligence Period” shall have the meaning attributed to it in the Letter of Intent.

“Employee Benefit Plan” means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, or (ii) any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

“Encumbrances” means claims, pledges, agreements, limitations on voting rights, charges or other encumbrances or restrictions on transfer of any nature.

“Environmental Laws” means any and all applicable Laws which (1) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including without limitation protection of the health and safety of employees; or (2) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, trade, business or other entity under common control with the Selling Parties, the Companies or Harrah’s within the meanings of Sections 414(b), (c), (m) or (o) of the Code, or under Section 4001 of ERISA.

“Escrow Agent” means Stewart Title Guaranty Company, whose address is 6263 North Scottsdale Road, Suite 125, Scottsdale, AZ 85250. (480) 281-2856 (fax), Attention: Vickie Goergen.

“Gaming Authorities” means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Louisiana Riverboat Gaming Commission, the LGCB and the Riverboat Gaming Enforcement Division of Louisiana State Police and, in the case of Buyer, also shall include all governmental authorities or agencies charged with enforcing Buyer Gaming Laws.

“Gaming Laws” means the Buyer Gaming Laws and the Company Gaming Laws.

“HLC Berth Approval” means the approval of the HLC Relocation by any required local Calcasieu parish referendum, option or vote, whether or not approval by the LGCB is conditioned upon such local action.

“HLC Relocation” means any change in berth of the Company Gaming License owned by HLC and either of the Riverboats within the Lake Charles, Louisiana MSA.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Hotel” means the standalone hotel referred to as the “Lake Front Hotel,” owned and operated by HLC and located in Lake Charles, Louisiana together with the garage located on the Company Real Property.

“Hurricane Rita” means the hurricane which impacted the area in which businesses of the Companies operated on or about September 23, 2005.

“Income Tax” means any federal, state, local or foreign income Tax, alternative minimum Tax or other similar Tax (but only if determined with respect to net income).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means any Liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing incurred by any other person other than the Companies.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“knowledge” of a particular fact or matter means that a Person is actually aware of such fact or other matter and does not imply that such Person has or should have conducted any inspection, examination or other inquiry to determine the accuracy of any such fact or other matter. When used in the phrase “knowledge of the Sellers” or “the Sellers’ knowledge” and words of similar import, “knowledge” means the knowledge of Wayne Fukumitsu, Yale Spina and Steve Ditchkus.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Letter of Intent” means the Letter of Intent dated as of April 11, 2006, by and between Buyer and Harrah’s.

“LGCB” means the Louisiana Gaming Control Board.

“LGCB Approval” means (a) the approval by the LGCB of the transfer of ownership of the Interests from Sellers to Buyer and (b) if required by law or the LGCB the approval by the LGCB of the HLC Relocation.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind .

“Non-Income Tax” means any Tax other than an Income Tax.

“Non-Income Tax Return” means any Tax Return relating to a Non-Income Tax.

“Parking Lot Management Agreement” means the Parking Lot Management Agreement dated as of November 1, 1999, by and between the City of Lake Charles and HLC (as successor-in-interest to Players Lake Charles LLC).

“Non-Permitted Title Exceptions” means those title matters listed on Schedule III attached hereto.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization, a division or operating group of any of the foregoing, a Governmental Entity or any other entity.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Post-Closing Tax Period” means any Tax Period ending after the Closing Date, other than that portion of any Straddle Period ending on the Closing Date.

“Representatives” means, with respect to a Person, its directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives.

“Retained Liabilities” means the liabilities or obligations of the Companies, whether disclosed or undisclosed, (unless otherwise noted) existing before and remaining after the Closing, including without limitation as follows: (A) any obligations of the Companies, or either of them, under the Contracts (other than the Assumed Contracts); (B) any violations or breaches of, or defaults (or rights of termination, cancellation or acceleration of any obligation or loss of any benefit) under, any of the terms, conditions or provisions of any Assumed Contract that have not been expressly disclosed; (C) any infringement by the Companies’ past or present operations on the Intellectual Property Rights of any other Person; (D) any actions, suits or proceedings, claims, arbitrations or investigations against either of the Companies other than those arising out of the transactions contemplated by this Agreement; (E) any Indebtedness of the Companies; (F) any obligations of any other Person assumed, guaranteed or endorsed by the Companies, or either of them, or for which the Companies, or either of them, have become liable prior to the Closing (whether directly, contingently or otherwise); (G) any liens against any assets of the Companies under ERISA; (H) any obligations to any multiemployer plans within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA for delinquent contributions thereto or for on account of any withdrawal liability; (I) violations of Environmental Laws or Environmental Permits other than with respect to the Property; (J) any Employee Benefit Plan sponsored or maintained by Sellers, the Companies, Harrah’s or any ERISA Affiliate, or to which Sellers, the Companies, Harrah’s or any ERISA Affiliate was obligated to contribute; (K) any notices provided by Sellers under the WARN Act or the termination of Hotel or casino employees (including, but not limited to, any payment in lieu of notice under the WARN Act); (L) Seller’s provision of COBRA coverage to former employees of the Companies or their failure to provide the same; (M) the Guests’ Safe Deposit Boxes; and (N) the Guests’ Baggage; but specifically excluding the Assumed Liabilities.

“Riverboats” means the “Pride of Lake Charles” and “Star” riverboat casinos owned by the Companies and located at Lake Charles, Louisiana.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other Equity Interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, charges and fees, and shall include any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor, by contract, or otherwise.

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Transfer Taxes” mean any and all transfer, documentary, sales, use, stamp, registration, value added, recording, escrow and other similar Taxes (including any out-of-pocket filing expenses, penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees and any real property or leasehold interest transfer tax and any similar Tax).

9.1.2 The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference In Agreement
AAA	Section 8.5.2
Additional Damage	Section 5.13.3
Additional Payment	Section 2.3.3.1
Agreement	Preamble
Allocation	Section 5.8.1
Antitrust Division	Section 5.5.2
Assumed Contracts	Recital D
Auditor	Section 2.3.2
Biloxi Buyer	Recital E
Biloxi Sale Agreement	Recital E
Biloxi Sellers	Recital E
Buyer	Preamble
Closing	Section 1.2
Closing Date	Section 1.2
Closing Payment	Section 2.2.4
Company Leased Property	Section 3.6.1
Company Owned Property	Section 3.6.1
Company Permit(s)	Section 3.9.1
Company Real Property	Section 3.6.1
Company(ies)	Preamble
Confidentiality Agreement	Section 5.4.3
Customer Lists	Section 5.15.3
Damages	Section 8.2.4.1
Deposit	Section 2.2.1
Determination Date	Section 2.3.2
Disclosure Letter	Article III
Electing Party	Section 5.12.1
Escrow Account	Section 2.2.3
Escrow Agreement	Section 2.2.1
Estimated Purchase Price Adjustment	Section 2.2.3
Extended Outside Date	Section 7.1.2
Final Closing Schedule	Section 2.3.1
FIRPTA Affidavit	Section 2.4.1.6
FTC	Section 5.5.2
Governmental Consents	Section 5.5.7
Governmental Entity	Section 3.4.2
Harrah’s	Preamble
Harrah’s Name	Section 5.15.1
Hazardous Substance Laws	Section 4.4.2.4
HLC	Preamble
HLC Seller	Preamble
Hotel Closing	Section 5.1
HSP	Preamble
HSP Seller One	Preamble

Terms	Cross Reference In Agreement
HSP Seller One Interest	Recital B
HSP Seller One Partnership Interests Assignment	Section 2.4.1.2
HSP Seller Two	Preamble
HSP Seller Two Interest	Recital B
HSP Seller Two Partnership Interests Assignment	Section 2.4.1.3
HSP Sellers	Preamble
HSR Act	Section 3.4.2
Indemnified Party (ies)	Section 8.3
Indemnifying Party (ies)	Section 8.3
Interests	Recital B
Lease Documents	Section 3.6.2
Letter Agreement	Section 5.14
Membership Interests	Recital A
Membership Interests Assignment	Section 2.4.1.1
MSA	Section 5.14
Non-Electing Party	Section 5.12.1
Notice	Section 8.3
November Election Obligations	Section 5.5.3.3
Objection Notice	Section 8.5.1
Organizational Documents	Section 3.2
Outside Date	Section 7.1.2
Partnership Interests	Recital B
Partnership Interests Assignment	Section 2.4.1.2
Per Diem Taxes	Section 8.2.3.2(a)
Pre-Existing Claims	Section 5.13.1
Preliminary Closing Schedule	Section 2.2.2
Property	Recital C
Purchase Price	Section 2.1.1
Purchase Price Adjustment Amount	Section 2.1.2
Restoration	Section 5.16
SBC	Section 5.5.3.1(c)
Section 1031 Exchange	Section 5.12.1
Seller(s)	Preamble
Selling Parties	Preamble
September Election Obligations	Section 5.5.3.1
Shortfall Amount	Section 5.13.3
Tax Claim	Section 8.2.3.4(a)
Third-Party Claim	Section 8.4
Third-Party Reports	Section 4.4.3
WARN Act	Section 5.11.3

Section 9.2 Notices. All notices and other communications hereunder shall be (a) in writing, (b) delivered by personal delivery, sent by commercial delivery service or certified mail, return receipt requested, or transmitted by facsimile, (c) deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service or on the return receipt, or the date of facsimile confirmation, and (d) addressed as follows:

If to the Selling Parties or Harrah’s, to:

Harrah’s Entertainment, Inc.

One Harrah’s Court

Las Vegas, NV 89119

Fax:  (702) 407-6286

Attn: General Counsel

with a copy to:

Holland & Knight LLP

One Atlantic Center, Suite 2000

1201 W. Peachtree Street, NE

Atlanta, GA 30309

Attn: W. Reeder Glass, Esq.

If to Buyer, to:

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway, Suite 1800

Las Vegas, Nevada 89109

Fax:  (702) 784-7778

Attn: John A. Godfrey, Esq.

with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, California 90067

Fax:  (310) 203-7199

Attn: C. Kevin McGeehan, Esq.

or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 9.2.

Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Biloxi Sale Agreement, the Confidentiality Agreement and all documents and instruments delivered pursuant to this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect until the Closing; and provided further, that the indemnification obligations of the parties under Section 4(b)(i) of the Letter of Intent shall remain in full force and effect following the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Letter, none of Buyer, the Selling Parties or Harrah’s makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information (whether oral or written) with respect to any one or more of the foregoing.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise, except that (i) either party may assign this Agreement as collateral to its lenders and notify the other party in writing promptly upon such assignment, and (ii) Buyer may, without prior consent of any other party hereto, transfer or assign by operation of law or otherwise this Agreement, or Buyer’s right to purchase any of the Partnership Interests pursuant to this Agreement, to any Affiliate or Subsidiary of Buyer, provided that Buyer shall remain liable for all of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void.

Section 9.8 Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this

Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

9.10.1 This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada, provided, however, the laws of the State of Louisiana shall govern all matters involving the Company Real Property and any agreement intended to be enforceable under the laws of the State of Louisiana.

9.10.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada State court, or Federal court of the United States of America, sitting in Nevada, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Nevada State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Nevada State or Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Nevada State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in the State of Nevada, appoints CSC Services of Nevada, Inc., 502 E. John Street, Carson City, Nevada 89706, as such party’s agent in the State of Nevada for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.3.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.

Section 9.12 Strict Performance. The parties hereto agree that irreparable damage would occur in the event that this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer, the Selling Parties and Harrah’s.

Section 9.14 Extension; Waiver. At any time prior to the Closing, Buyer, the Selling Parties and Harrah’s, by action taken or authorized by their respective boards of directors or comparable governing bodies may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 9.15 Time of the Essence. Time is of the essence for all matters and times set forth in this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER

PINNACLE ENTERTAINMENT INC.

By:
Name:
Its:

SELLING PARTIES

PLAYERS LC, LLC

By:	PLAYERS HOLDING, LLC, Sole Member

	By:	PLAYERS INTERNATIONAL, LLC, Sole Member

		By:	HARRAH’S OPERATING COMPANY, INC., Sole Member

By:
Name:
Its:

PLAYERS RIVERBOAT MANAGEMENT, LLC

By:	PLAYERS HOLDING, LLC, Sole Member

	By:	PLAYERS INTERNATIONAL, LLC, Sole Member

		By:	HARRAH’S OPERATING COMPANY, INC., Sole Member

By:
Name:
Its:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

PLAYERS RIVERBOAT II, LLC

By:	PLAYERS RIVERBOAT MANAGEMENT, LLC, Member

	By:	PLAYERS HOLDING, LLC, Sole Member

		By:	PLAYERS INTERNATIONAL, LLC, Sole Member

			By:	HARRAH’S OPERATING COMPANY, INC., Sole Member

By:
Name:
Its:

By:	PLAYERS RIVERBOAT, LLC, Member

	By:	PLAYERS HOLDING, LLC, Sole Member

		By:	PLAYERS INTERNATIONAL, LLC, Sole Member

			By:	HARRAH’S OPERATING COMPANY, INC., Sole Member

By:
Name:
Its:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

HARRAH’S LAKE CHARLES, LLC

By:	PLAYERS LC, LLC, Member

	By:	PLAYERS HOLDING, LLC, Sole Member

		By:	PLAYERS INTERNATIONAL, LLC, Sole Member

			By:	HARRAH’S OPERATING COMPANY, INC., Sole Member

By:
Name:
Its:

HARRAH’S STAR PARTNERSHIP

By:	PLAYERS RIVERBOAT MANAGEMENT, LLC, Member

	By:	PLAYERS HOLDING, LLC, Sole Member

		By:	PLAYERS INTERNATIONAL, LLC, Sole Member

			By:	HARRAH’S OPERATING COMPANY, INC., Sole Member

By:
Name:
Its:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

By:	PLAYERS RIVERBOAT II, LLC, Partner

	By:	PLAYERS RIVERBOAT, LLC, Member

		By:	PLAYERS HOLDING, LLC, Sole Member

			By:	PLAYERS INTERNATIONAL, LLC, Sole Member

				By:	HARRAH’S OPERATING COMPANY, INC., Sole Member

By:
Name:
Its:

By:	PLAYERS RIVERBOAT MANAGEMENT, LLC, Partner

	By:	PLAYERS HOLDING, LLC, Sole Member

		By:	PLAYERS INTERNATIONAL, LLC, Sole Member

			By:	HARRAH’S OPERATING COMPANY, INC., Sole Member

By:
Name:
Its:

HARRAH’S OPERATING COMPANY, INC.

By:
Name:
Its:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of May     , 2006, by and among PINNACLE ENTERTAINMENT INC., a Delaware corporation (“Buyer”), PLAYERS LC, LLC, a Nevada limited liability company (“HLC Seller”), PLAYERS RIVERBOAT MANAGEMENT, LLC, a Nevada limited liability company (“HSP Seller One”), PLAYERS RIVERBOAT II, LLC, a Louisiana limited liability company (“HSP Seller Two” and, together with HSP Seller One, the “HSP Sellers”) (HSP Sellers and HLC Seller being collectively referred to herein as the “Sellers” or “Selling Parties” and each individually a “Seller”), HARRAH’S LAKE CHARLES, LLC, a Louisiana limited liability company (“HLC”), HARRAH’S STAR PARTNERSHIP, a Louisiana general partnership (“HSP” and, together with HLC, the “Companies,” and each individually a “Company”), and STEWART TITLE GUARANTY COMPANY, as escrow agent (the “Escrow Agent”).

BACKGROUND

A. In connection with entering into a Purchase Agreement, of even date herewith, among Buyer, Sellers and Companies (“Purchase Agreement”), the Buyer is posting certain of its funds as an earnest money deposit.

B. Escrow Agent has agreed to act as escrow agent on behalf of the parties, on the terms set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Appointment of Escrow Agent. Buyer and Companies hereby mutually appoint and designate Escrow Agent to act as escrow agent under this Agreement, and the Escrow Agent hereby accepts such appointment, for the purpose of receiving, holding, investing, reinvesting and ultimately distributing the Escrow Fund (as hereinafter defined) in accordance with the terms hereof. The Escrow Fund shall be maintained as a segregated fund maintained by Escrow Agent for the benefit of the parties to the Purchase Agreement.

Section 2. Escrow Deposit. Buyer hereby is depositing the amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) into an escrow account established with the Escrow Agent (the “Escrow Deposit”), such funds to be held, invested, reinvested and distributed by the Escrow Agent in accordance with this Agreement (the Escrow Deposit so delivered to the Escrow Agent pursuant to this Section 2, together with all income earned thereon, is referred to herein as the “Escrow Fund”).

Section 3. Investment of Escrow Fund. From time to time, after the Escrow Deposit made pursuant to Section 2 hereof and until such time as the entire Escrow

Fund has been disbursed pursuant to Section 4 hereof, the Escrow Agent shall invest the Escrow Fund in such of the following securities, and in such proportion and maturing at such times, as Buyer shall specify in its written instructions to the Escrow Agent:

(i) direct obligations, which mature in ninety (90) days or less, of the United States of America or any instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged; or

(ii) bank accounts, including savings accounts and bank money market accounts of banks or trust companies (including the Escrow Agent) organized under the laws of the United States of America or any state thereof, and having a combined capital and surplus of at least $50,000,000;

(iii) short term obligations such as bankers’ acceptances and overnight repurchase obligations; and

(iv) Money Market Mutual Funds that invest primarily in U.S. Treasury bills, notes and bonds and other instruments issued directly by the U.S. Government (“U.S. Treasury Obligations”) and other obligations issued or guaranteed as to payment of principal and interest by the U.S. Government, its agencies or instrumentalities (“U.S. Government Obligations”), bank and commercial instruments that may be available in the money markets, high quality short-term taxable obligations issued by state and local governments, their agencies and instrumentalities and repurchase agreements relating to U.S. Government Obligations and qualified first tier money market collateral.

The Escrow Agent may make any and all investments permitted by this Section 3 through its own bond or investment department. The Escrow Agent shall not be responsible for any loss suffered from any investment of the Escrow Fund, except to the extent caused by the gross negligence or misconduct of Escrow Agent.

Section 4. Disbursement of Escrow Fund. The Escrow Agent shall disburse the Escrow Fund in accordance with Section 7.2.4 of the Purchase Agreement.

Section 5. Escrow Agent Matters.

(a) The Escrow Agent may rely upon and shall be protected in acting or refraining from acting upon any written notice, instructions or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Escrow Agent shall not be liable for any action taken by it in good faith and without gross negligence, and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(c) Buyer and Sellers hereby agree to indemnify the Escrow Agent for, and to hold the Escrow Agent harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s entering into this Agreement and carrying out the Escrow Agent’s duties hereunder, including costs and expenses of successfully defending the Escrow Agent against any claim of liability with respect thereto. One-half of any payment made pursuant to this Section 5(c) shall be made by Buyer, and one-half shall be made by Sellers. Should any controversy arise between or among Sellers, Buyer and the Escrow Agent with respect to (i) this Agreement or (ii) any rights to payment, application or delivery of the Escrow Fund, or any part thereof, and a substitute escrow agent is not appointed subject to clause (d) below, the Escrow Agent shall have the right to institute a bill of interpleader or any other appropriate proceeding to determine the rights of the parties. Should a bill of interpleader or other proceeding be instituted, or should the Escrow Agent be involved in any manner whatsoever on account of this Agreement, the non-prevailing party or parties shall pay the Escrow Agent its reasonable attorney fees and any other disbursements, expenses, losses, costs or cash damages in connection with or resulting from such litigation.

(d) The Escrow Agent may resign hereunder (i) at any time with the consent of the parties hereto, and the appointment of a substitute escrow agent by Buyer and Sellers, or (ii) upon thirty (30) days’ written notice to the parties hereto, whereupon Buyer and Sellers shall appoint a successor escrow agent.

Section 6. Termination. Except for the provisions of Section 5, which shall survive this Agreement, (a) this Agreement shall terminate with respect to both Buyer and Seller at such time, if any, as the Escrow Fund is returned pursuant to Section 4 of this Agreement, and (b) this Agreement shall terminate as to the Escrow Agent (but not as to other parties) as of the effective resignation of the Escrow Agent pursuant to Section 5.

Section 7. Notice. All notices, demands, requests, or other communications, except monthly statements by the Escrow Agent, which may be or are required to be given, or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be telecopied, hand delivered (including delivery by courier) or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

(a)	If to Buyer:

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway, Suite 1800

Las Vegas, Nevada 89109

Fax: (702) 784-7778

Attn: John A. Godfrey, Esq.

with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, California 90067

Fax: (310) 203-7199

Attention: C. Kevin McGeehan, Esq.

(b)	If to Sellers:

Harrah’s Entertainment, Inc.

One Harrah’s Court

Las Vegas, NV 89119

Fax: (702) 407-6286

Attn: General Counsel

with a copy to:

Holland & Knight LLP

One Atlantic Center, Suite 2000

1201 W. Peachtree Street, NE

Atlanta, GA 30309

Attn: W. Reeder Glass, Esq.

(c)	If to Escrow Agent:

Stewart Title Guaranty Company

_____________________________

_____________________________

Phone: (800) 820-9751

Attn: Vickie Goergen

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger, or (with respect to a facsimile) the answer back being deemed conclusive, but not exclusive, evidence of such delivery if notice is confirmed by any other method permissible hereunder) or at such time as delivery is refused by the addressee upon presentation. Notwithstanding the foregoing, the Escrow Agent shall be deemed to have received notice on the business day following the business day such notice is delivered pursuant to this section, if such notice is delivered after 5:00 p.m. Las Vegas, Nevada time. Each party may designate by notice in writing a new address or an individual authorized to deliver notices to which any notice, demand, request or communication may thereafter be so given.

Section 8. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. No party to this Agreement may assign this Agreement or any rights hereunder without the prior written consent of all of the parties hereto.

Section 9. Entire Agreement; Amendment. This Agreement and the Purchase Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Section 10. Headings. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

Section 11. Choice of Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and in accordance with the laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada.

Section 12. Signature in Counterparts and by Facsimile. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Signatures transmitted by facsimile machine shall be treated as original signatures for all purposes of this Agreement.

Section 13. Compensation of Escrow Agent. The Escrow Agent shall be compensated for its services as set forth on Schedule A hereto, such fee to be paid by Buyer and Sellers equally.

Section 14. Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

[The balance of this page has been left blank intentionally]

IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be duly executed on its behalf, as of the day and year first above written.

PINNACLE ENTERTAINMENT, INC.

By:
Name:
Title:

PLAYERS LC, LLC

By:
Name:
Title:

PLAYERS RIVERBOAT MANAGEMENT, LLC

By:
Name:
Title:

PLAYERS RIVERBOAT II, LLC

By:
Name:
Title:

ESCROW AGENT:

STEWART TITLE GUARANTY COMPANY,
as Escrow Agent

By:
Name:
Title:

Schedule A

EXHIBIT B

BILL OF SALE AND ASSIGNMENT

OF MEMBERSHIP INTERESTS OF

HARRAH’S LAKE CHARLES, LLC

BEFORE the respective undersigned Notaries Public duly commissioned and qualified in and for the respective jurisdictions set forth hereinafter and in the presence of the undersigned competent witnesses, personally came and appeared:

PLAYERS LC, LLC, a limited liability company organized under the laws of the State of Nevada, whose mailing address is One Harrah’s Court, Las Vegas, Nevada 89119, represented herein by and through _____________, its duly authorized ______________ (the “Seller”), who hereby declared that for the price of Ten and No/100 ($10.00) Dollars, and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby sell, grant, bargain, convey and deliver with full warranty of title and substitution and subrogation in and to all rights and actions of warranty that Seller may have, unto:

PINNACLE ENTERTAINMENT, INC., a corporation organized under the laws of the State of Delaware, whose mailing address is 3800 Howard Hughes Parkway, Suite 1800, Las Vegas, Nevada 89109, represented herein by and through ______________, its duly authorized ___________ (“Buyer”);

the following described membership interests (the “Membership Interests”) in HARRAH’S LAKE CHARLES, LLC, a limited liability company organized under the laws of the State of Louisiana (the “Company”):

all of Seller’s membership interest in the Company, being one hundred (100%) percent of the issued and outstanding ownership and membership interests in the Company.

To have and to hold the Membership Interests, Buyer, accepting and purchasing for itself and its successors and assigns.

This Bill of Sale and Assignment is executed and delivered pursuant to that certain Purchase Agreement entered into as of May __, 2006, by and among Buyer, Seller, Company, Players Riverboat Management, LLC, Players Riverboat II, LLC, Harrah’s Star Partnership, and Harrah’s Operating Company, Inc. (the “Purchase Agreement”). Nothing in this Bill of Sale and Assignment supercedes, expands, or amends any of the obligations, agreements, covenants, or warranties of Seller or Buyer contained in the Purchase Agreement. If any conflict exists between this Bill of Sale and Assignment and the Purchase Agreement, then the terms of the Purchase Agreement shall control.

{Signatures on following pages}

STATE OF _____________________

COUNTY/PARISH OF ___________

THUS DONE AND SIGNED by Seller in the presence of me, Notary Public, and the undersigned competent witnesses on the ___ day of ________, 2006, after a due reading of the whole.

WITNESSES:	SELLER:
PLAYERS LC, LLC

By:
Printed Name: ______________________________________	Name:
Its:

Printed Name: _______________________________________

________________________________________________

Notary Public

Printed Name: _________________________

Bar Roll/Notary No. ____________________

My commission expires: _________________

STATE OF _____________________

COUNTY/PARISH OF ___________

THUS DONE AND SIGNED by Buyer in the presence of me, Notary Public, and the undersigned competent witnesses on the ___ day of ______, 2006, after a due reading of the whole.

WITNESSES:	BUYER:
PINNACLE ENTERTAINMENT, INC.

By:
Printed Name: ______________________________________	Name:
Its:

Printed Name: _______________________________________

________________________________________________

Notary Public

Printed Name: _________________________

Bar Roll/Notary No. ____________________

My commission expires: _________________

EXHIBIT C-1

BILL OF SALE AND ASSIGNMENT

OF PARTNERSHIP INTERESTS OF

HARRAH’S STAR PARTNERSHIP

BEFORE the respective undersigned Notaries Public duly commissioned and qualified in and for the respective jurisdictions set forth hereinafter and in the presence of the undersigned competent witnesses, personally came and appeared:

PLAYERS RIVERBOAT MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Nevada, whose mailing address is One Harrah’s Court, Las Vegas, Nevada 89119, represented herein by and through                                 , its duly authorized                                  (the “Seller”),

who hereby declared that for the price of Ten and No/100 ($10.00) Dollars, and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby sell, grant, bargain, convey and deliver with full warranty of title and substitution and subrogation in and to all rights and actions of warranty that Seller may have, unto:

[                                ], a [                    ] organized under the laws of the State of [                                ], whose mailing address is 3800 Howard Hughes Parkway, Suite 1800, Las Vegas, Nevada 89109, represented herein by and through                                 , its duly authorized                      (“Buyer”);

the following described partnership interests (the “Partnership Interests”) in HARRAH’S STAR PARTNERSHIP, a general partnership organized under the laws of the State of Louisiana (the “Partnership”):

all of Seller’s partnership interest in the Partnership, being one (1%) percent of the issued and outstanding partnership interests in the Partnership.

To have and to hold the Partnership Interests, Buyer, accepting and purchasing for itself and its successors and assigns.

This Bill of Sale and Assignment is executed and delivered pursuant to that certain Purchase Agreement entered into as of May     , 2006, by and among Seller, Partnership, Pinnacle Entertainment, Inc., Players LC, LLC, Players Riverboat II, LLC, Harrah’s Lake Charles, LLC, and Harrah’s Operating Company, Inc. (the “Purchase Agreement”). Nothing in this Bill of Sale and Assignment supercedes, expands, or amends any of the obligations, agreements, covenants, or warranties of Seller or Buyer contained in the Purchase Agreement. If any conflict exists between this Bill of Sale and Assignment and the Purchase Agreement, then the terms of the Purchase Agreement shall control.

{Signatures on following pages}

STATE OF

COUNTY/PARISH OF

THUS DONE AND SIGNED by Seller in the presence of me, Notary Public, and the undersigned competent witnesses on the      day of                     , 2006, after a due reading of the whole.

WITNESSES:	SELLER:
PLAYERS RIVERBOAT MANAGEMENT, LLC

By:
Printed Name:	Name:
Its:

Printed Name:

_________________________________________________

Notary Public

Printed Name: __________________________

Bar Roll/Notary No. _____________________

My commission expires: __________________

STATE OF

COUNTY/PARISH OF

THUS DONE AND SIGNED by Buyer in the presence of me, Notary Public, and the undersigned competent witnesses on the      day of                     , 2006, after a due reading of the whole.

WITNESSES:	BUYER:
[ ]

By:
Printed Name:	Name:
Its:

Printed Name:

_________________________________________________

Notary Public

Printed Name: __________________________

Bar Roll/Notary No. _____________________

My commission expires: __________________

EXHIBIT C-2

BILL OF SALE AND ASSIGNMENT

OF PARTNERSHIP INTERESTS OF

HARRAH’S STAR PARTNERSHIP

BEFORE the respective undersigned Notaries Public duly commissioned and qualified in and for the respective jurisdictions set forth hereinafter and in the presence of the undersigned competent witnesses, personally came and appeared:

PLAYERS RIVERBOAT II, LLC, a limited liability company organized under the laws of the State of Louisiana, whose mailing address is One Harrah’s Court, Las Vegas, Nevada 89119, represented herein by and through                                 , its duly authorized                                  (the “Seller”),

who hereby declared that for the price of Ten and No/100 ($10.00) Dollars, and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby sell, grant, bargain, convey and deliver with full warranty of title and substitution and subrogation in and to all rights and actions of warranty that Seller may have, unto:

[                                ], a [                    ] organized under the laws of the State of [                                ],, whose mailing address is 3800 Howard Hughes Parkway, Suite 1800, Las Vegas, Nevada 89109, represented herein by and through                                 , its duly authorized                          (“Buyer”);

the following described partnership interests (the “Partnership Interests”) in HARRAH’S STAR PARTNERSHIP, a general partnership organized under the laws of the State of Louisiana (the “Partnership”):

all of Seller’s partnership interest in the Partnership, being ninety-nine (99%) percent of the issued and outstanding partnership interests in the Partnership.

To have and to hold the Partnership Interests, Buyer, accepting and purchasing for itself and its successors and assigns.

This Bill of Sale and Assignment is executed and delivered pursuant to that certain Purchase Agreement entered into as of May     , 2006, by and among Seller, Partnership, Pinnacle Entertainment, Inc., Players LC, LLC, Players Riverboat Management, LLC, Harrah’s Lake Charles, LLC, and Harrah’s Operating Company, Inc. (the “Purchase Agreement”). Nothing in this Bill of Sale and Assignment supercedes, expands, or amends any of the obligations, agreements, covenants, or warranties of Seller or Buyer contained in the Purchase Agreement. If any conflict exists between this Bill of Sale and Assignment and the Purchase Agreement, then the terms of the Purchase Agreement shall control.

{Signatures on following pages}

STATE OF

COUNTY/PARISH OF

THUS DONE AND SIGNED by Seller in the presence of me, Notary Public, and the undersigned competent witnesses on the      day of                     , 2006, after a due reading of the whole.

WITNESSES:	SELLER:
PLAYERS RIVERBOAT II, LLC

By:
Printed Name:	Name:
Its:

Printed Name:

_________________________________________________

Notary Public

Printed Name: __________________________

Bar Roll/Notary No. _____________________

My commission expires: __________________

STATE OF

COUNTY/PARISH OF

THUS DONE AND SIGNED by Buyer in the presence of me, Notary Public, and the undersigned competent witnesses on the      day of                     , 2006, after a due reading of the whole.

WITNESSES:	BUYER:
PINNACLE ENTERTAINMENT, INC.

By:
Printed Name:	Name:
Its:

Printed Name:

_________________________________________________

Notary Public

Printed Name: __________________________

Bar Roll/Notary No. _____________________

My commission expires: __________________

EXHIBIT D

CERTIFICATE PURSUANT TO SECTION 1445(b)(2) OF THE INTERNAL REVENUE

CODE AND TREASURY REGULATION SECTIONS 1.1445-2(b)(2)(i)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445 of the Internal Revenue Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferees,                                                   (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by                                                   (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is ; and

4.	Transferor’s office address is: .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of the      day of                     , 2006.

______________________________________________________

By:
Name:
Title:

Notary Public

Schedule I

ASSUMED CONTRACTS

1.	State of Louisiana Commercial Lease dated July 12, 1995, as amended

2.	State of Louisiana Commercial Lease dated August 28, 1995, as amended

3.	Bel Heirs Lease Agreement dated as of April 29, 1993, as amended

4.	Grassy Beach Parking Lot Management Agreement dated as of November 1, 1999, as amended

5.	Lakeshore Drive Lease Agreement dated April 8, 2006, as amended

6.	JEBACO Settlement Agreement dated as of July 27, 1995

7.	City Settlement and Admission Fee Agreement, dated as of May 15, 1998

8.	Operating Contracts as follows:

(a)	Adsource (five (5) contracts)

(b)	Houston-NFL Holding, L.P

(c)	J & J Outdoor Advertising, Inc. (five (5) contracts)

(d)	John Gannon, Inc. (three (3) contracts)

(e)	Lamar Companies

(f)	Lanier/Xerox

(g)	Maddison, L.L.P. (six (6) contracts)

(h)	Olympus

(i)	SignAd Outdoor Advertising, In. (six (6) contracts)

(j)	Sylvan Special Systems, Inc.

(k)	Viacom Outdoor

Schedule II

OWNERSHIP INTERESTS

Harrah’s Lake Charles LLC

Owned 100% by Players LC, LLC

Harrah’s Star Partnership

Owned 99% by Players Riverboat II, LLC; and

Owned 1% by Players Riverboat Management, LLC